Exhibit 2.01

Note:  The following is the English translation set forth along side the German version of the Share Purchase and Assignment Agreement.  The Agreement provides in Section 19(5) that the German version of the Agreement shall be the relevant version and that the English version serves as translation only.  Barnes Group Inc. agrees to provide to the Securities and Exchange Commission a complete copy of the Agreement including both German and English versions, upon request.

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Share Purchase and Assignment Agreement

Deed Roll Nr.  H243012013

Share Purchase Agreement

Recorded on September 30, 2013 in Munich

Before the undersigned

Dr. Henning Schwarz

notary public in Munich, Maximiliansplatz 10,

appeared:

1.
Mr. Hans-Peter Männer, acting as member of the board of directors with single of Otto Männer Holding Aktiengesellschaft, registered with the commercial register of the local court of Freiburg i. Br. under HRB 270707 (“Seller”), and also acting in his own name as shareholder of Otto Männer Holding Aktiengesellschaft, with business address Reetzestr. 2, 79353 Bahlingen,

2.	Ms. Claudia Toussaint, with business address Barnes Group Inc., 123 Main Street, Bristol, CT 06010

acting as authorized representative of

a)	Barnes Group Acquisition GmbH, registered with the commercial register of the local court of Munich under HRB 206695 (“Purchaser 1”) by virtue of a power of attorney dated September 27, 2013, and of

b)
Barnes Group Inc. with seat of business in Bristol, CT 06010, U.S.A., 123 Main Street, Bristol, CT 06010 (“Purchaser 2” and “Guarantor”) by virtue of a power of attorney dated September 27, 2013, and of

c)
Barnes Group Switzerland GmbH, registered with the commercial register of the Canton of Appenzell Ausserrhoden under number CH-300.4.015.047-4 (“Purchaser 3”) by virtue of a power of attorney dated September 27, 2013.

3.	Mr. Martin Männer, with business address Reetzestr. 2, 79353 Bahlingen,

and

4.	Mr. Christian Männer, with business address Reetzestr. 2, 79353 Bahlingen,

(the persons set forth in 1, 3 and 4, the “Shareholders”).

The persons present were identified by official identification paper with photograph, of which the notary is allowed to make copies.

Copies of the certified powers of attorney were available at the notarization of this deed, the originals of said powers of attorney shall be delivered to the notary and certified copies thereof will be attached to this deed.

Upon advice by the notary public explaining the content of Sec. 3 (1) no. 7 of the German Notarization Act, the persons appearing confirmed that neither the notary public nor a person associated with the notary public, whether as partner of a joint firm or through the sharing of an office, has been, or is, otherwise (beyond any notarial services) engaged in any matter that is the subject matter of the notarization.

The persons appearing requested the notarization of the following share purchase and  assignment agreement (this “Agreement”):

Share Purchase and Assignment Agreement

regarding the shares in

Otto Männer GmbH,

Otto Männer Innovation GmbH,

Manner USA Inc.,

Otto Männer Präzisionsformenbau AG, Schweiz,

männer Japan Co. Ltd.

and

Manner Hong Kong Ltd.

TABLE OF CONTENTS

List of Exhibits

Preamble

1.	Certain Defined Terms and Abbreviations

2.	Sale of Shares and Assignment

3.	Purchase Price, Payments

(1)	Purchase Price for Shares

(2)	Purchase Price Allocation to G-Shares, US-Shares and Foreign-Shares and Purchase Price Increases or Decreases

(3)	Intercompany Balance of the Seller

(4)	Distribution of cash an restricted cash

(5)	Good Faith Estimate

(6)	Escrow Account

(7)	Payment of the Preliminary Purchase Price

(8)	Payment of Balance between Final Purchase Price and Preliminary Purchase Price

4.	Closing Date Financial Schedules

(1)	Delivery of Closing Date Financial Schedules including calculation of Final Purchase Price

(2)	German Commercial Code and German GAAP

(3)	Notice of Disagreement

(4)	Expert Arbitrator

(5)	Access to Data and People

5.	Closing

(1)	Definition Closing Date

(2)	Conditions Precedent

(3)	No Material Adverse Change

(4)	Written Confirmation of Closing

(5)	Merger Control Filing

(6)	Actions on Closing Date

6.	Representations and Warranties of the Seller

(1)	Corporate Matters of Group Companies, Shares

(2)	Financial Statements

(3)	Title to Assets

(4)	Properties and Facilities

(5)	Current Assets

(6)	Intellectual Property Rights

(7)	Sufficiency of Assets and Internal Services

(8)	Legal and Regulatory Proceedings

(9)	Permits and Compliance with Laws

(10)	Environment

(11)	State Aid

(12)	Employees

(13)	Material Agreements

(14)	Insurance Coverage

(15)	Taxes and Other Public Charges

(16)	Products

(17) Undisclosed Liabilities

(18)	Customers and Suppliers

(19)	Conduct of Business since December 31, 2012

(20)	Compliance with Anti-Corruption Laws

(21)	Other Material Circumstances

7.	Seller’s Liability

(1)	Damage Claims

(2)	Limitation of Liability

(3)	De Minimis, Threshold, Cap

(4)	Time Limitation

(5)	Third Party Claims

(6)	Exclusion of other Remedies

8.	Pre-Closing Covenants

(1)	Omissions after Signing

(2)	Obligations

(3)	Access after Signing

(4)	Exclusive Dealing

9.	Continued Legal Relations between the Seller and the Group Companies and Covenants

(1)	Termination of Profit and Loss Transfer Agreement

(2)	Release of Guarantees

(3)	Termination of Inter-Company Agreements

(4)	Usage of Trademark Männer

(5)	Tail Insurances

(6)	Transfer of Contracts

10.	Covenants not to Compete, Non-Solicitation, Confidentiality

(1)	Non-Compete

(2)	Non-Solicitation

(3)	Confidentiality

(4)	No-Disparagement

11.	Indemnification for Taxes

(1)	Tax Indemnification by Seller

(2)	Tax Refunds to Seller

(3)	Purchase Price Adjustments

(4)	Time Limitation

(5)	Access

(6)	Straddle Period

12.	Specific Indemnities

13	Termination Rights

14.	Guarantees of the Guarantor

15.	Distribution of the purchase price; Guarantees of the Shareholders

16.	Public Announcements

(1)	Confidentiality Undertaking

(2)	Proprietary Information

(3)	Consented Disclosures

(4)	Mandatory Disclosures

(5)	Public Announcements

(6)	Termination of Obligation

17.	Notices

18.	Costs

19.	Miscellaneous

(1)	Exhibits

(2)	Entire Agreement

(3)	Amendments

(4)	Interpretation

(5)	German Language

(6)	Assignment

(7)	Release

(8)	Governing Law and Venue

(9)	Partial Invalidity

20.	Copies

21.	Instructions

22.	Language

23.	Act on own account

24.	Exhibits, Deed of Reference

25.	Definition „New Horizon“

LIST OF EXHIBITS
Exhibit A	Shares in the Companies held by Seller
Exhibit B	Certain Defined Terms and Abbreviations
Exhibit 2 (i)*	Deeds of Assignment
Exhibit 2 (ii)*	Shareholder’s resolution to the sale and transfer of the Group Companies
Exhibit 3 (1)*	Sample Calculation of Final Purchase Price and Closing Date Net Working Capital / Definition related to purchase price
Exhibit 3 (2)*	Purchase Price Allocation
Exhibit 3 (6) b)*	Escrow Agreement
Exhibit 3 (7) c)*	Seller’s bank account
Exhibit 5 (2) d)*	Accession Agreement to contracts of Seller
Exhibit 5 (2)f)*	Lists of Patents transferred by Mr. Otto Männer and Confirmation regarding Patent License and Transfer Agreements by Mr. Otto Männer
Exhibit 5 (2) g)*	Employees and Assets to be Transferred from Seller to OM GmbH
Exhibit 5 (2) h)*	Intercompany Rental Agreements
Exhibit 5 (2) l)*	Service advisory agreement between OM GmbH and Hans-Peter Männer
Exhibit 5(6) a)*	Confirmation that Conditions Precedent have been met/waived
Exhibit 6 (1) b)*	Excerpts of Commercial Register and Statutes
Exhibit 6 (2) a)*	Financial Statements 2010 – 2012

Exhibit 6 (2) c)*	Consolidated Equity and Equity of the single Group Companies as of December 31, 2012
Exhibit 6 (2) d)*	Quarterly Reports through June 30, 2013
Exhibit 6 (2) e)*	Equity of the single Group Companies as of June 30, 2013
Exhibit 6 (3)*	Security Rights
Exhibit 6 (4) a)*	List of Properties, Lease Agreements and Third Party Leases
Exhibit 6 (6)*	Intellectual Property Rights
Exhibit 6 (7)*	Administrative Functions
Exhibit 6 (8)*	Court and Governmental Authority Proceedings
Exhibit 6 (9) a)*	Governmental, regulatory and other permits and consents
Exhibit 6 (9) b)*	Business in compliance with all applicable laws, regulations and other legally binding rules
Exhibit 6 (10) c)*	Enviromentals Laws and permits
Exhibit 6 (11)*	State Aid
Exhibit 6 (12) a)*	Agreements with Managing Directors and Employees > 75,000.00 EUR
Exhibit 6 (12) b)*	Anonymous list of Employees and Contractors
Exhibit 6 (12) c)*	Benefits in connection with this Transaction
Exhibit 6 (12) d)*	Collective Obligations
Exhibit 6 (12) g)*	Pension and other Commitments
Exhibit 6 (12) h)*	US Employee Benefit Plans
Exhibit 6 (13)*	Material Agreements
Exhibit 6 (13) b)*	Claims resulting of a breach of Material Agreements
Exhibit 6 (14) i)*	Insurance Policies
Exhibit 6 (14) i)*	Pending claims under insurances
Exhibit 6 (16)*	Alleged claims regarding products defects
Exhibit 6 (16) ii)*	Injury to person or property
Exhibit 6 (16) iii)*	Standard terms and conditions

Exhibit 6 (18)*	Suppliers and Customers
Exhibit 6 (18) a)*
Exhibit 6 (18) b)*	Customer claims
Exhibit 6 (19)*	Actions after December 31, 2012
Exhibit 6 (19) b)*	Payment or benefit to a shareholder, indirect shareholder, any shareholder affiliate or any persona related any of them
Exhibit 6 (21)*	Material Adverse Changes prior to Date of Agreement
Exhibit 7 (2) d)*	Data carrier with contents of data room
Exhibit 8 (1)*	Actions between Date of this Agreement and Closing Date
Exhibit 9 (2)*	Guarantees and Comfort Letters
Exhibit 9 (3)*	Termination of Inter-Company Agreements
Exhibit 9 (5)*	Tail insurance policy
Exhibit 12*	Purchasers‘ Claims to Indemnification and Damages
Exhibit 17*	Addresses of Recipients of Written Notices
*ommitted

*Barnes Group Inc. hereby agrees to provide to the Securities and Exchange Commission, upon request, copies of ommitted exhibits or schedules to this Agreement required by Item 601(b)(2) of Regulation S-K.

Preamble

(A) Whereas Otto Männer GmbH, Unter Gereuth 9 - 11, 79353 Bahlingen am Kaiserstuhl is a limited liability company, duly incorporated under German law, registered with the commercial register of the local court of Freiburg in Breisgau, under HRB 706623 (hereinafter the “OM GmbH”).

(B) Whereas Otto Männer Innovation GmbH, Unter Gereuth 9, 79353 Bahlingen am Kaiserstuhl, is a limited liability company, duly incorporated under German law, registered with the commercial register of the local court of Freiburg in Breisgau, under HRB 270802 (hereinafter the “OM I GmbH”).

(C) Manner USA Inc., 1105 Progress Industrial Boulevard, Lawrenceville 12.50, GA, 30043, is a company, duly incorporated under the laws of the state of Georgia, USA (hereinafter the “M USA Inc.”).

(D) Otto Männer Präzisionsformenbau AG, Feldstrasse 11, 9434 Au, is a stock corporation, duly organized under Swiss law, registered with the register of the Canton of St. Gallen under CH-320.3.046.694-0 (hereinafter the “OM P AG”).

(E) männer Japan Co. Ltd., 30-8 Sumiyoshi-cho, Mito, Ibaraki, 310-0844 Japan, is a company duly organized under the law of Japan, registered with with the registry of the legal affairs bureau Tokyo under number 0500-01005891 (hereinafter the “M Japan Co. Ltd.”).

(F) Manner Hong Kong Ltd., Suite Nos. 9C-10A, 15th Floor, Tower 3, China Hong Kong City, 33 Canton Road, Tsimshatsui, Kowloon, Hong Kong is a company, duly organized under the laws of the Special Administration Region Hong Kong of the People’s Republic of China, registered at the Companies Registry of Hong Kong under number 1136722 (hereinafter “M Hongkong Ltd.”).

OM GmbH, OM I GmbH, M USA Inc., OM P AG, M Japan Co. Ltd. and M Hongkong Ltd. are hereinafter collectively also referred to as the “Companies”.

(G) Whereas the Seller holds 100 % of the shares in the Companies, as shown in Exhibit A (hereinafter the “Shares”).

(H) Whereas the following Companies hold the following percentages of the shares in the following other legal entities:

OM I GmbH:

•	Otto Männer Immobilien GmbH: 100% (hereinafter “OM Immo GmbH”)

The Companies and the aforementioned legal entities are collectively referred to as the “Group Companies”.

(I) Whereas the Purchaser 1 is a German limited liability company (GmbH), duly incorporated under the laws of Germany, registered with the commercial register of the local court of Munich under HRB  206695.

(J) Whereas the Purchaser 2 is a corporation, duly incorporated under the laws of Delaware.

(K) Whereas the Purchaser 3 is a limited liability company, duly incorporated under the laws of Switzerland, registered with the commercial register of the Canton of Appenzell Ausserrhoden under number CH-300.4.015.047-4.

Purchaser 1, Purchaser 2 and Purchaser 3 are collectively referred to as the “Purchasers” or “Purchaser 1, 2 and 3”.

(L) Whereas, the Seller intends to sell the Shares to the Purchaser 1, 2 and 3 upon the terms and conditions of this Agreement and the Purchaser 1, 2 and 3 intend to acquire the Shares upon the terms and conditions of this Agreement.

Purchaser 1, 2 and 3, Guarantor, Seller and the Shareholders are collectively referred to as “Parties” and each individually as “Party”.

Now, therefore, the Parties agree as follows:

Section 1	Certain Defined Terms and Abbreviations

In this Agreement, except as expressly provided for otherwise, the terms and abbreviations listed in Exhibit B shall have the meaning as set forth therein.

Section 2	Sale of Shares and Assignment

The Seller hereby sells the shares in OM GmbH and OM I GmbH (the “G-Shares”), with all rights and obligations pertaining thereto to the Purchaser 1, who hereby accepts such sale.

The Seller hereby sells the shares in M USA Inc. (the “US-Shares”), with all rights and obligations pertaining thereto to the Purchaser 2, who hereby accepts such sale.

The Seller hereby sells the shares in OM P AG, M Japan Co. Ltd. and M Hongkong Ltd (the “Foreign-Shares”), with all rights and obligations pertaining thereto to the Purchaser 3, who hereby accepts such sale.

The Seller hereby assigns, subject to the satisfaction of the conditions precedent as listed in Sections 5 (2) and (3) and the payment of the Preliminary Purchase Price, the G-Shares to the Purchaser 1 who accepts this assignment.

The Seller hereby assigns, subject to the satisfaction of the conditions precedent as listed in Sections 5 (2) and (3) and the payment of the Preliminary Purchase Price, the US-Shares to the Purchaser 2 who accepts this assignment. The deeds of assignment for all US-Shares are attached as Exhibit 2(i).

The Seller hereby assigns, subject to the satisfaction of the conditions precedent as listed in Sections 5 (2) and (3) and the payment of the Preliminary Purchase Price, the Foreign-Shares to the Purchaser 3 who accepts this assignment. The deeds of assignment for all Foreign-Shares are attached as Exhibit 2(i).

Prior to the notarization of this Agreement  Shareholders agreed to the sale and transfer of the Group Companies pursuant to this Agreement by notarized shareholder’s resolution. The resolution is attached as Exhibit 2(ii).

Section 3	Purchase Price, Payments

(1)	Purchase Price for Shares

The purchase price for the Shares (“Final Purchase Price”) amounts to

a)	EUR 275,000,000 (in words Euro two hundred seventy five million) (the “Base Amount”),

b)	plus the consolidated Cash of the Group Companies as of the Closing Date as reflected in the Closing Date Financial Schedules (the “Closing Date Cash”),

c)	minus the Group Companies’ Transaction Costs, and

d)	minus the consolidated Financial Debt of the Group Companies as of the Closing Date as reflected in the Closing Date Financial Schedules (the “Closing Date Financial Debt”), and

e)
minus or plus any amount (the “Closing Date Net Working Capital Shortfall or Excess”), by which the consolidated Net Working Capital of the Group Companies as of the Closing Date as reflected in the Closing Date Financial Schedules (the “Closing Date Net Working Capital”) falls short or exceeds a range from EUR 10,000,000 to EUR 11,000,000 (in words ten million Euros to eleven million Euros) (the “Closing Date Net Working Capital Target Range”).

Exhibit 3 (1) contains a sample for the calculation of the Final Purchase Price and the determination of the Closing Date Net Working Capital.

(2)	Purchase Price Allocation to G-Shares, US-Shares and Foreign-Shares and Purchase Price Increases or Decreases

The Parties shall cooperate in good faith to allocate, in each case in a manner consistent with Exhibit 3 (2), the Preliminary Purchase Price and the Final Purchase Price to the respective Shares (including increases for Closing Date Cash, decreases for Group Companies’ Transaction Costs and Closing Date Financial Debt, increases or decreases for Closing Date Net Working Capital Shortfall or Excess including any increases or decreases of the individual purchase prices for the Shares and shall use best efforts to come to an agreement as set forth in Exhibit 3 (2). In the event that the Parties cannot reach an agreement the determinations of Purchasers’ outside retained valuation expert shall apply.

(3)	Intercompany Balances of the Seller

The Seller shall use its best efforts that all loan and financing arrangements between the Group Companies and the Seller as well as intercompany receivables and payables of the Seller will be settled with effect as of the Closing Date.

(4)	Distribution of cash and restricted cash

Seller shall use best efforts to have the Group Companies distribute prior to the Closing Date its cash and restricted cash to Seller to the extent reasonably and legally possible.

(5)	Good Faith Estimate

The Seller shall deliver to the Purchaser 1, 2 and 3 not later than five Business Days prior to the Closing Date, a reasonably specified good faith estimate of the Final Purchase Price, confirmed by the management of the OM GmbH. The Purchaser 1, 2 and 3 shall be entitled to review such estimate, and the Seller shall duly take into account any objections the Purchaser 1, 2 and 3 may have prior to the Closing Date and adjust the estimate, if necessary. The amount so determined is referred to herein as the “Preliminary Purchase Price”.

(6)	Escrow Account

Prior to Closing Seller and Purchaser 1, 2 and 3 shall open with a reputable German bank a bank account to be jointly held by the escrow agents (hereinafter referred to as the “Escrow Account”), to receive payments by Purchaser 1, 2 and 3 of the Escrow Amount. For this Escrow Account the following shall apply:

a)	The funds in the Escrow Account shall serve as collateral for Purchaser 1, 2 and 3 with respect to

(i)	any claims of Purchaser 1, 2 and 3 against Seller arising out of or in connection with the determination of the Final Purchase Price and

(ii)	any claims of Purchaser 1, 2 and 3 against Seller arising out of or in connection with this Agreement.

b)
The terms and conditions regarding the Escrow Account shall be set forth in an “Escrow Agreement” to be executed between Seller and Purchaser 1, 2 and 3 and the escrow agents prior to the Closing Date substantially in the form of the draft escrow agreement attached as Exhibit 3 (6) b).

c)
Interest accrued on the Escrow Account shall be added to, and fees and expenses of the bank shall be deducted from the Escrow Amount. Each Party shall bear the costs of the escrow agent nominated by the respective Party.

d)	The escrow agents shall be instructed to release any funds on the Escrow Account only:

(i)	to Purchaser 1, 2 and 3 or Seller, as the case may be, in accordance with corresponding or joint written instructions from Seller and Purchaser 1, 2 and 3;

(ii)
to Purchaser 1, 2 and 3 in such amount in which payment claims of Purchaser 1, 2 and 3 against Seller under or in connection with this Agreement have been adjudicated by final court judgment or arbitral award in each case upon presentation by Purchaser 1, 2 and 3 of an original of the respective judgment or award;

(iii)	to the Purchaser 1, 2 and 3 or Seller as the case may be, pursuant to Section 3 (6) e).

e)	As of the day 18 months after the Closing Date the escrow agents shall release to Seller the remaining funds in the Escrow Account after deduction of

(i)	the outstanding fees of the bank and

(ii)
the amounts of any outstanding payment claims that Purchaser 1, 2 and 3 have asserted against Seller by way of a duly filed complaint or request for arbitration (hereinafter referred to as the “Claims”) and

(iii)	the amounts released to Purchaser 1, 2 and 3 pursuant to Section 3 (6) d) but not yet paid.

f)	The funds for the claims remaining in the Escrow Account after such release shall be released by the escrow agents

(i)
to Purchaser 1, 2 and 3 if and to the extent there is in respect of the Claims a final court judgment or arbitral award in favor of Purchaser 1, 2 and 3, in each case upon presentation by Purchaser 1, 2 and 3 of an original of the respective judgment or award, or

(ii)
to Seller if and to the extent there is in respect of the Claims a final court judgment or arbitral award in favor of Seller, in each case upon presentation by Seller of an original of the respective judgment or award.

(7)	Payment of Preliminary Purchase Price

a)
The Purchaser 1, 2 and 3 shall pay on the Closing Date (with the same value date) an amount of EUR 13,750,000 (in words: Euro thirteen million seven hundred fifty thousand) (which is hereinafter referred to as the “Escrow Amount”) as partial amount of the Preliminary Purchase Price, completely and unconditionally as well as free of any charges and costs by way of a wire transfer to the Escrow Account.

b)

(i) Purchaser 2 shall in full satisfaction of EUR 27,500,000 of the Preliminary Purchase Price deliver to Seller a number of shares to be determined on the Closing Date pursuant to para. (iv) below of the common stock, par value USD 0.01 per share, of Purchaser 2 (“BGI Shares”) to Seller on the Closing Date by electronic delivery thereof to the bank account of Seller designated in § 3 (7) c) below. Seller shall give Purchaser 2 in writing at least five bank working days prior to the Closing Date all information necessary to effect electronic delivery of the BGI Shares to such account using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System.

(ii) In the event the fair value of the BGI Shares on the Closing Date (the “Closing Date BGI Shares Value”) is greater than the amount of the purchase price to be allocated in accordance with Section 3 (2) of this Agreement with respect to the shares of M USA Inc., then the portion of the BGI Shares having a value on the Closing Date in excess of that purchase price allocation amount shall be allocated towards the purchase of OM P AG by Purchaser 3; provided that in the event the Closing Date BGI Shares Value is greater than the aggregate amount of the purchase price to be allocated in accordance with Section 3 (2) of this Agreement with respect to the shares of M USA Inc. and OM P AG, then the portion of the BGI Shares having a value on the Closing Date in excess of that aggregate purchase price allocation amount shall be allocated towards the purchase of M Japan Co. Ltd. by Purchaser 3; and further provided that in the event the Closing Date BGI Shares Value is greater than the aggregate amount of the purchase price to be allocated in accordance with Section 3 (2) of this Agreement with respect to the shares of M USA Inc., OM P AG and M Japan Co. Ltd., then the portion of the BGI Shares having a value on the Closing Date in excess of of that aggregate purchase price allocation amount shall be allocated towards the purchase of M Hongkong Ltd.

(iii) The BGI Shares have been (or will be prior to the Closing Date) validly authorized and, when issued, will be validly issued, fully paid and non-assessable. The BGI Shares are free of third party rights and are not subject to restrictions regarding the transfer of the BGI Shares other than those stated in this  Agreement.

(iv)  The number of BGI Shares shall be the number (rounded to the nearest whole share) determined by (aa) converting EUR 27,500,000 (in words: Euro twenty seven million five hundred thousand) into a USD amount by applying the average Euro/US Dollar exchange rate using the mid-point spot rate of exchange on the RBSFIX page of Reuters/Bloomberg at or about 10.00 a.m. EST of 20 trading days prior to the  Closing Date (not including the Closing Date and the preceding trading day) , and then by (bb) dividing this US Dollar amount through the average of the closing share price of BGI Shares on the New York Stock Exchange during each of the trading days included in the 20 trading days prior to the Closing Date (not including the Closing Date  and the preceding trading day) (the “20-Day-Price”).

(v)
In reliance on the representations of Seller set forth below in this Section 3 (7) (b) (i), the BGI Shares, if any, shall be issued to Seller without registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and accordingly shall not be transferred by the Seller except if (aa) the offer and sale of such BGI Shares is in compliance with the registration requirements of the Securities Act (and the applicable registration statement is effective and current) and applicable U.S. “Blue Sky” laws, and/or (bb) pursuant to and in compliance with an applicable exemption under or from all such United States Federal and State Laws, which exempt transfer, if proposed to occur prior to the end of the six month period commencing on the Closing Date (a “Permitted Exempt Transfer”), shall require an opinion of counsel reasonably satisfactory to Purchaser 2 to the effect that such registration is not required. Purchasers 1, 2 and 3 represent and warrant that the BGI Shares shall be freely transferable by Seller after the end of the six month period commencing on the Closing Date. Seller represents that it will receive the BGI Shares for investment and not with a view to the resale or distribution thereof and that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring BGI Shares, has the ability to bear the economic risks of ownership of BGI Shares, has reviewed filings made by Purchaser 2with the U.S. Securities and Exchange Commission (the “SEC”), including its Form 10-K for the fiscal year ended December 31, 2012 and filings made with the SEC subsequent to December 31, 2012 to the date hereof.

(vi)
Any certificates representing BGI Shares held by the Seller or a transferee acquiring such Shares in a prior Permitted Exempt Transfer shall bear the following legend until the end of the six month period commencing on the Closing Date, at which time Purchaser 2 shall cause the certificates representing the BGI Shares to be replaced by unlegended certificates:

“The shares represented by this certificate have been acquired in a transaction not involving any public offering and have not been registered under the Securities Act of

1933, as amended (the “Securities Act”), or under the Securities Laws of any state and may not be transferred (aa) except pursuant to the registration statement under the Securities Act and applicable state laws which have become effective and is current with regard to the shares being sold or (bb) except pursuant to an exemption from such registration, and in compliance with applicable State Securities Laws.

In addition, the shares represented by this certificate are subject to restrictions on sale, assignment, conveyance, pledge, hypothecation, grant of security interest, encumbrance, gift, or other such disposition or transfer, whether voluntary or by operation of law, as set forth in this Agreement .

If the BGI Shares are delivered to Seller on the Closing Date electronically, then Seller acknowledges and agrees that Purchaser 2will enter stop transfer restrictions with its transfer agent and registrar against the transfer of the BGI Shares subject to the restrictions set forth above except in compliance with the foregoing restrictions.

(vii)
Purchasers 1, 2 and 3 (aa) represent and warrant that, as of the date of this Agreement, Purchaser 2has filed all required reports under Section 13 and Section 15(d) of the Securities Exchange Act of 1934  and such required reports, the “Required Exchange Act Reports”) during the twelve–month period immediately preceding the date of this Agreement; and (bb) covenant that Purchaser 2shall, from the date of this Agreement until the end of the twelve-month period commencing on the Closing Date, file all Required Exchange Act Reports.

c)
The Purchaser 1, 2 and 3 shall pay the Preliminary Purchase Price minus the Escrow Amount and minus the amount for the BGI Shares on the Closing Date (with the same value date) by irrevocable wire transfer to the Seller’s account as shown in Exhibit 3 (7) c).

(8)	Payment of Balance between Final Purchase Price and Preliminary Purchase Price

Any difference between the Final Purchase Price, as determined pursuant to Section 4 below, and the Preliminary Purchase Price shall be paid by the relevant Party, the Seller or Purchaser 1, 2 and 3, to a bank account designated by the other Party within ten Business Days after the Final Purchase Price has been finally determined pursuant to Section 4.

Section 4	Closing Date Financial Schedules

(1)	Delivery of Closing Date Financial Schedules including calculation of Final Purchase Price

The Purchaser 1, 2 and 3 shall cause the Group Companies to prepare as of the Closing Date a consolidated financial schedule (the “Closing Date Financial Schedules”) with a calculation of the Final Purchase Price in accordance with Section 3 (1) by providing a statement setting forth:

a)	the Closing Date Financial Debt

       b) the Closing Date Cash

c)	the Group Companies’ Transaction Costs

d)	the Closing Date Net Working Capital, and

e)	the Closing Date Net Working Capital Shortfall or Excess

f)	the Final Purchase Price

pursuant to Section 3, to the Seller within 90 days after the Closing Date at the latest. For the purpose of the preparation of the Closing Date Financial Schedules, a physical stock-take shall be conducted; the Purchaser 1, 2 and 3 shall permit the Seller and its representatives to participate in such stock-take. In the event of disagreements between Purchaser 1, 2 and 3 and the Seller during the stock take which the Parties cannot settle during said stock take, the determination of Purchaser 1, 2 and 3 shall be decisive for the preparation of the Closing Date Financial Schedules. For the final solution of disagreements during the stock take Sections 4 (3) and (4) shall be applicable.

(2)	German Commercial Code and German GAAP

The pro-forma consolidated Closing Date Financial Schedules shall be prepared in accordance with the provisions of the HGB and German generally accepted accounting principles (“German GAAP”), consistently applied with fiscal year end procedures and to the extent deviating from this, pursuant to the provisions of this Agreement. For the purpose of the preparation of the Closing Date Financial Schedules, the Closing Date shall be deemed to be a fiscal year end.

(3)	Notice of Disagreement

If the Seller believes that the Closing Date Financial Schedules including the calculation of the Final Purchase Price as submitted by the Purchaser 1, 2 and 3 have not been prepared in accordance with the principles set forth in Section 4 (2) and in Section 3 (1) to (3) and in this Agreement, the Seller may, within a period of 45 days upon receipt of the documents pursuant to Section 4 (1), deliver a notice to the Purchaser 1, 2 and 3 specifying the relevant balance sheet items as to which the Seller disagrees, the relevant amounts and the reasons for such disagreement. To the extent that the Seller does not raise any objection in such manner and within such time period, the Closing Date Financial Schedules including the calculation of the Final Purchase Price submitted by the Purchaser 1, 2 and 3 shall be deemed to be approved by the Seller.

(4)	Expert Arbitrator

To the extent that the Parties cannot settle any differences regarding the Closing Date Financial Schedules including calculation of the Final Purchase Price within 30 days upon receipt by the Purchaser 1, 2 and 3 of the Seller's notice pursuant to Section 4 (3), the disputed items shall be finally determined, upon request of either Party, by Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft acting as expert arbitrator (the “Accountant”). The Accountant’s decision shall be limited to the scope of the dispute between the Parties and shall be final and binding upon the Parties within the limits of Sec. 319 (1) of the German Civil Code. The Parties shall bear the cost of the Accountant in proportion to their respective success and loss.

(5)	Access to Data and People

The Purchaser 1, 2 and 3 shall procure that the Seller, its representatives and the Accountant will be granted access to all records and information available to the Group Companies as well as to the members of the management and employees of the Group Companies, to the extent relevant for the purpose of their review of the Closing Date Financial Schedules including calculation of the Final Purchase Price.

Section 5	Closing

(1)	Definition Closing Date

Other than as set forth in this Section 5(1), or to the extent a condition set forth in Section 5(2) a) or b) has not been satisfied as of such date, the consummation of the transactions contemplated by this Agreement, as set forth in Section 5(6) below, shall take place on October 31, 2013 with effect as of Midnight (12.00 pm) CET on such date (the “Closing”). Each of the Parties will use its best efforts to satisfy all conditions to the Closing set forth in Sections 5(2) and 5(3) below no later than 3 Business Days prior to October 31, 2013.  To the extent that any such condition is not satisfied as of the date which is 3 Business Days prior to October 31, 2013, Purchasers 1, 2 and 3 may deliver written notice to the Seller electing to delay the Closing until a date which is 3 Business Days after the satisfaction, or waiver by Purchaser 1, 2 and 3, of any such conditions. To the extent that a condition set forth in Section 5 (2) a) or b) is not satisfied as of October 31, 2013, the Closing shall be delayed until the date which is 3 Business Days after the satisfaction thereof and the satisfaction or waiver the Party benefiting from such conditition of all other conditions in Sections 5(2) and 5(3) below. Notwithstanding the foregoing, the Parties may agree that the Closing will take place on any other date. Nothing herein shall in any way limit or waive any Party’s rights pursuant to Section 13. The date on which the Closing is completed is referred to herein as the “Closing Date”.

(2)	Conditions Precedent

Purchaser’s 1, 2 and 3 and the Seller’s obligation to effect the Closing shall be subject to the satisfaction of the condition precedent that

a)	the Closing shall be permissible pursuant to Sec. 41 of the German Act against Restraints of Competition and any other applicable merger control laws in any other jurisdictions.

b)	prior to the Closing Date, no enforceable decision prohibiting the Closing has been issued against a Party.

c)	for matters occurring after the date hereof but before the Closing Date Seller has updated the representations and warranties made in section 6 and has updated the Exhibits disclosed in Section 6.

d)
OM GmbH became party to the contracts listed in Exhibit 5 (2) d) to which currently Seller is a party by signing the attached accession agreement with Seller and Seller transferred the domains listed in Exhibit 5 (2) d) to OM GmbH.

e)	[intentionally left blank]

f)
OM I GmbH purchased the patents listed in Exhibit 5 (2) f) held by Mr. Otto Männer and Mr. OM confirmed in writing, substantially in the form as attached in Exhibit 5 (2) f) that Mr. Otto Männer has no further claims out of the patent licence agreement dated May 5th, 2005 and the patent purchase and assignment agreement dated July 18th/19th, 2013 or waived any such claims.

g)
the employees listed in Exhibit 5 (2) g) transferred to OM GmbH as new employees of OM GmbH -this condition is already fulfilled- and OM GmbH purchases the assets listed in Exhibit 5 (2) g) from Seller -this condition is also already fulfilled-.

h)
OM Immo GmbH becomes on the Closing Date lessor of the buildings, facilities and plots of land which are subject matter to the rental agreements listed in Exhibit 5 (2) h), and the Purchaser 1 becomes lessee of OM Immo GmbH and sub-lessor of such buildings, facilities and plots of land to the Group Companies using the same, i.e. the Seller as lessee of OM Immo GmbH and as sub-lessor of Group Companies has exits the respective rental agreements as of the Closing Date and Purchaser 1 replaces Seller on the same terms and conditions as the prior rental agreement of the Group Companies. The Seller has confirmed in writing, substantially in the form as attached in Exhibit 5 (2) h) that it has no open claims or waives any such claims out of the respective rental agreements listed in Exhibit 5 (2) h) as of and after the Closing Date.

i)
(i) Seller will deliver to Purchasers reconciliations of total shareholders’ equity and net income of (A) the fiscal year 2012, which will be audited in accordance with the United States Generally Accepted Auditing Standards (“US GAAS”), and (B) of the Unaudited Interim Period Financial Statements (as defined in Section 6 (2) a)), which will be reviewed in accordance with Statement of Auditing Standard 116, to United States generally accepted accounting principles (“US GAAP”) as required by Item 17 of the SEC Form 20-F, (the “Historical US GAAP Reconciliation”). The Historical US GAAP Reconciliation shall be prepared by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft and audited by Bansbach Schübel Brösztl & Partner GmbH Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft (the “Auditor”) at the sole expense of the Purchasers.

(ii) If it is determined at Closing that any of the significance tests required by SEC Rule 1-02(w) and Rule 3-05 exceed 40%, the Seller will deliver to the Purchasers reconciliations of total shareholders’ equity and net income of fiscal year 2011, which will be audited in accordance with the US GAAS, to US GAAP as required by Item 17 of the SEC Form 20-F, within 30 days after the Closing Date. Also these will be prepared at the sole expense of the Purchasers.

(iii) Seller will deliver to the Purchasers such additional financial information (the “Additional Financial Information”), including a US GAAP balance sheet as of the most recent balance sheet date set forth in the Unaudited Interim Period Financial Statements and a US GAAP income statement for the year ended December 31, 2012 and for the interim periods covered by the Unaudited Interim Period Financial Statements as necessary to prepare pro forma financial statements with respect to the fiscal year ended December 31, 2012 and the subsequent and prior year interim periods prepared on a quarter by quarter basis and as required with respect to the acquisition transactions contemplated by this Agreement by Article 11 of Regulation S-X or necessary to prepare financial statement disclosures required by ASC 805-10-50-2(h). The Additional Financial Information shall be prepared at the sole expense of the Purchasers.

(iv) Seller shall cooperate with Purchasers at Purchasers’ sole expense with respect to any reasonable request in connection with the obligations of Purchasers to prepare and file with the SEC the Historical US GAAP Reconciliation and reconciliations for the fiscal year 2011, if any, the pro forma financial statements, financial statement disclosures and the Additional Financial Information, including by requesting, in conjunction with Purchaser 2, that the Auditor provides customary consents, comfort letters and documents that may be required or reasonably necessary.

(v) Purchasers shall cooperate with Seller with respect to any reasonable request in connection with the obligations of Seller pursuant to this Section 5 (2) i).

(vi) The costs caused by the measures provided for in section 5 (2) i) to be borne by the Purchasers and other reasonable external costs caused by the Purchasers for the preparation of the integration (e.g. SAP related costs) shall, to the extent already paid by the Group Companies, be reimbursed by the Purchasers to the Group Companies on the Closing Date; to the extend these costs are not paid yet the Purchasers shall release the Group Companies of such costs. The Parties are in agreement that this reimbursement of cost shall not lead to a double recovery of such cost in any other part of this Agreement.

j)
the bank loans of Commerzbank AG and Volksbank Freiburg and of the Swiss bank to OM P AG and outstanding interest have been paid back in full and the banks have provided consents to delete all mortgage in the land register or have delivered the respective mortgage deeds to OM Immo GmbH rsp. OM P AG.

k)	[intentionally left blank]

l)	OM GmbH or if the Purchaser to 1 and Mr. Hans-Peter Männer have concluded a service advisory agreement as of the Closing Date, substantially in the form as attached as Exhibit 5 (2) l).

m)
Purchaser 1, 2 and 3 have conducted a Phase 1 environmental review of all premises, plots of lands and buildings used or owned by the Group Companies and such review has not resulted in any material findings, i. e., in an estimate of costs for the Group Companies in excess of EUR 1,000,000.

n)	Seller and the Shareholders shall have complied in all material respects with their material covenants and agreements contained herein.

o)
Prior to the Closing Date, (i) Seller shall have caused M USA Inc. to take all actions necessary to obtain, and shall have obtained, a written waiver from each “disqualified individual” (as such term is defined for purposes of Section 280G (“Section 280G”) of the Internal Revenue Code of 1986, as amended) of his or her right to any and all payments or other benefits that could be deemed “parachute payments” for purposes of Section 280G, if such payments or other benefits are not approved by Seller as the sole stockholder of M USA Inc.  as described in clause (ii) below, and (ii) Seller shall take, and shall cause M USA Inc. to take, all actions necessary to obtain, and shall obtain, the requisite stockholder approval of any and all such payments and other benefits such that, upon obtaining such stockholder approval, such payments and other benefits will not constitute “parachute payments” for purposes of Section 280G.  Seller shall provide the form of waiver and solicitation materials to Purchasers for review and comment prior to the signing of the waivers and the shareholder vote and shall accept any of Purchasers’ reasonable comments thereto.

p)
Seller shall deliver a duly executed certificate, dated as of the Closing Date and in form and substance required under United States Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended), of M USA Inc. stating that M USA Inc. is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended); provided that, notwithstanding anything else to the contrary herein, if Seller fails to deliver such certificate and Purchasers elect to proceed with the Closing, Purchasers shall be entitled to withhold, or cause to be withheld, from the consideration payable to Seller hereunder all amounts required to be withheld pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended).

(3)	No Material Adverse Change

The Purchaser’s 1, 2 and 3 obligation to effect the Closing shall be subject to the satisfaction (or Purchasers’ waiver) of the further conditions precedent that the representation and warranties of Seller contained in Section 6 are either complete and accurate in all material respects as of the Closing Date or were modified in accordance with Section 5 (2) c) and that prior to the Closing Date no Material Adverse Change (as defined below) has occurred or become known to the Purchaser 1, 2 and 3 (it being understood that a modification of Seller’s representation and warranties in accordance with Section 5 (2) c) does not eliminate a Material Adverse Change or limit Purchaser’s 1, 2 and 3 right to terminate hereunder). A “Material Adverse Change” means

(i)
any events or circumstances which have, or would reasonably be expected to have, individually or as a whole, a material adverse effect on the assets, financial position or results of operations of the Group Companies or its ability to continue to conduct their business as currently conducted, and this or these events are more likely than not to result in a damage to the Group Companies of more than EUR 20,000,000 (in words: Euro twenty million).

except for

(ii)	general market or price developments not disproportionally affecting the Group Companies, compared to other businesses engaged in the same line of business, or

(iii)	changes in laws or regulations or the application thereof, or

(iv)	events for which the Purchaser 1, 2 and 3 or the Guarantor are responsible.

(4)	Written Confirmation of Closing

The conditions precedent set forth above shall be deemed to have been fulfilled once the respective Party confirms such fulfillment (or in case of Purchaser also a waiver) in writing.

(5)	Merger Control Filing

The Purchaser 1, 2 and 3 shall submit the necessary merger control filing without undue delay after the date of this Agreement to the German Federal Cartel Office and any other competent merger control authorities. The Seller shall cooperate with Purchaser 1, 2 and 3 as required to expedite the merger control clearance process. Should there be any need for further information with respect to the Group Companies for such filing(s) Seller shall provide the Purchaser 1, 2 and 3 with such information without undue delay. The Parties shall not be required to consent to or fulfill any obligations, conditions and commitments required by a merger control authority in connection with any merger control clearance. No Party shall be required to appeal any decision of the Federal Cartel Office or any other competent merger control authority.

(6)	Actions on Closing Date

On the Closing Date, the Parties shall take the following actions, which shall be taken simultaneously:

a)	joint signing of the statement that all conditions precedent have been met or were waived by the Parties, substantially in the form as attached in Exhibit 5 (6) a);

b)	[intentionally left blank]

c)	payment of Escrow Amount (EUR 13,750,000) completely and unconditionally as well as free of any costs and charges by way of wire transfer to the Escrow Account pursuant to § 3 (6);

d)	delivery of BGI Shares as provided for in Section 3 (7) b);

e)
delivery of all shares of the Group Companies, to the extent applicable, to Purchaser 1, 2 and 3, delivery of the share register of OM P AG, as applicable and delivery of the required resolutions on the consent on the transfer of Shares and issuance of all other required statements for the transfer of Shares;

f)
payment by the Purchaser 1, 2 and 3 of the remaining Preliminary Purchase Price (minus Escrow Amount (EUR 13,750,000) and minus the amount fulfilled by the delivery of BGI Shares (EUR 27,500,000 pursuant to Section 3 (7) b));

g)	termination of the profit and loss transfer agreement between the Seller and the OM GmbH in accordance with Section 9 (1); and

h)	delivery of proper transfer pricing documentation of the Group Companies pursuant to Section 8 (2) b) by Seller.

(7)	Delivery of Closing Confirmation to the Notary public

The Parties shall without undue delay deliver the written Closing confirmation to the notary public for the update of the list of shareholders.

Section 6	Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Purchaser 1, 2 and 3 in the form of an independent guarantee pursuant to Section 311 (1) of the German Civil Code that the statements set forth in this Section 6 (the „Warranties“) are true and correct as of the date of this Agreement and, except for any Warranties that are expressly made as of the date of this Agreement, will also be true and correct as of the Closing Date, except for any matters disclosed in a specific manner in any Exhibit as of the date of this Agreement referred to in the relevant Warranty but, for the avoidance of doubt, with the exception of matters disclosed in an update according to Section 5 (2) c).

The content and scope of each Warranty and the Seller’s liability arising thereunder shall be exclusively defined by the provisions of this Agreement and shall, in particular, be subject to the limitations set forth in Section 7, which shall be an integral part of the Warranties. The Seller and the Purchase 1, 2 and 3 agree that the Warranties shall not be deemed guaranties for the condition of the object pursuant to sections §§ 443 para. 1, 444 alt. 2 German Civil Codes, i. e., that §§ 443, 444 alt. 2 German Civil Code shall not apply.

For the purpose of this Section 6, the “Seller's Best Knowledge“ shall mean the actual or deemed knowledge (i. e. the knowledge that the relevant person would have had obtained by exercising due care

(excluding slight negligence)), in each case as of the date of this Agreement, of any of the members of the management board of the Seller or any of the Shareholders.

(1)	Corporate Matters of Group Companies, Shares

a)
The Seller is the sole owner of the Shares, as set forth in the preamble, fully authorized to dispose of the Shares and duly represented when entering into of this Agreement. The Shares are not encumbered with any third party rights, and there are no sub-participations in respect of the Shares and no pre-emptive rights or other rights of third parties to acquire the Shares. The Shares are fully paid and have not been repaid, neither in whole nor in part.

b)
The excerpts from the commercial register of the Group Companies attached as Exhibit 6 (1) b) correctly and completely reflects all facts required to be registered therein. True and correct copies of the articles of association or statutes of the Group Companies, as currently in effect and as attached in Exhibit 6 (1) b), have been delivered to the Purchaser 1, 2 and 3 prior to the date of this Agreement.

c)
No insolvency proceedings are pending and no filing for such proceedings has been made by the Group Companies or, to the Seller’s Best Knowledge, by any third party, nor is any such filing required with respect to the Group Companies. The Group Companies do not face imminent illiquidity within the meaning of Sec. 18 of the German Insolvency Code.

d)
The Group Companies do not own any interest in any other entity other than those shown in the preamble, lit. (H). Except for the profit and loss transfer agreement with the Seller as referred to in Section 9 (1) and the profit and loss transfer agreement  between OM I GmbH and OM Immo GmbH the Group Companies are not a party to any agreement within the meaning of Secs. 291, 292 of the German Stock Corporation Act or any silent partnership agreement.

(2)	Financial Statements

a)
The (i) consolidated annual accounts of Seller as of December 31, 2010, 2011 and 2012 and the annual accounts of each of the Group Companies as of December 31, 2010, 2011 and 2012 with the auditor’s report thereon (the “Financial Statements 2010-2012”), and (ii) the consolidated unaudited interim financial statements of Seller for the six month periods ended June 30, 2012 and 2013 (the “Unaudited Interim Period Financial Statements”), all as delivered to the Purchasers prior to the date of this Agreement and attached hereto as Exhibit 6 (2) a) have been prepared with the due care of a prudent business person and in accordance with the applicable provisions of the German Commercial Code and generally accepted accounting principles in Germany and by observing the evaluation and balance sheet consistency principle. Such annual accounts present, in accordance with such principles, a true and fair view of the net assets, financial position and results of operation of Seller and the respective Group Companies as of, and with respect to each of the three financial years ending on December 31. The consolidated annual accounts of Seller as of December 31, 2012 have been audited in accordance with US GAAS.

b)
If consolidated unaudited interim financial statements of Seller as of and for the nine month periods ended September 30, 2012 and 2013 each will need to be filed by rules of the SEC with the SEC by Barnes Group Inc. (i.e. if the Closing Date occurs after November 9, 2013 and prior to March 1, 2014) these will be prepared in accordance with the principles set forth above in Section 6 (2) a).

c)	The consolidated equity of the Group Companies as per December 31, 2012 amounted to an amount as shown in Exhibit 6 (2) c).

The equity of the Group Companies as per December 31, 2012 amounted to an amount as shown in Exhibit 6 (2) c).

d)
The unaudited quarterly reports of the Group Companies for the months up to and including June 2013, attached as Exhibit 6 (2) d) (“the Quarterly Reports Q 2 2013”), have been prepared in all material respects (except for certain year-end adjustments or as otherwise set forth in Exhibit 6 (2) d)), in accordance with the principles referred to in para. a) above, applied on a basis consistent with those used in the preparation of the previous quarterly reports. They correctly reflect in all material respects, in accordance with such principles, the items shown therein (in particular net debt, net working capital and net earnings) as of the relevant accounting dates.

e)	The consolidated equity of the Group Companies as per June 30, 2013 amounted to an amount as shown in Exhibit 6 (2) e).

The equity of the Group Companies as per June 30, 2013 amounted to an amount as shown in Exhibit 6 (2) e).

(3)	Title to Assets

The Group Companies have valid title to all fixed and current assets reflected in the financial statements as of December 31, 2012 except for properties and assets disposed of since such balance sheet date in the ordinary course of the Group Company’s business. Such assets are free from any restrictions regarding their sale other or disposition, encumbrances or rights of third parties, except for customary retention of title rights of suppliers, pledges created by statutory law and the security rights listed in Exhibit 6 (3).

The assets, properties and rights owned by the Group Companies along with the leased or rented assets are all the assets, properties and rights used by the Group Companies in the operation of their business or necessary to operate the businesses of the Group Companies, consistent with past practice and in all material respects. The machinery, equipment, and other tangible assets that the Group Companies own and lease are - considering their age and duration of usage and subject to normal wear and tear - free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are suitable for the purposes for which they are presently used.

(4)	Properties and Facilities

a)
Exhibit 6 (4) a) contains a true and complete list of all real properties, buildings and space owned, leased or occupied by the Group Companies (the “Properties”). True and complete copies of all excerpts from the land register of all Properties owned by the Group Companies and of all lease agreements for all other Properties have been delivered to the Purchaser prior to the date of this Agreement (attached hereto as Exhibit 6 (4) a)). The Group Companies have the right to use the Properties for the conduct of its business, as currently conducted, subject to applicable law, any easements registered in the land register and the terms and conditions of the relevant lease agreements. Unless disclosed in Exhibit 6 (4) a), there are no restrictions pursuant to any applicable planning, zoning or building laws affecting the current use of the Properties. Except for any Properties leased to third parties, as disclosed in Exhibit 6 (4) a), the Group Companies are in undisturbed possession of the Properties.

b)
The buildings and facilities owned or used by the Group Companies have no material defects, are - considering their age and duration of usage and subject to normal wear and tear - in good operating condition and repair (except for ordinary wear and tear) and have been properly and regularly maintained.

(5)	Current Assets

a)
The inventories of the Group Companies have been duly maintained in the ordinary course of business, consistent with past practice. Such inventories are not obsolete, are free from any defects and are saleable or usable in the ordinary course of business, except to the extent that individual value adjustments are reflected in the financial statements referred to in Section 6 (2) above.

b)
All trade accounts receivable reflected in the books of the Group Companies have arisen from sales in the ordinary course of business. To Seller´s Best Knowledge, there are no circumstances which may reasonably be expected to adversely affect their collectability on the respective due dates, except to the extent that general or individual value adjustments related to trade accounts receivables  are reflected in the financial statements referred to in Section 6 (2) above.

(6)	Intellectual Property Rights

Exhibit 6 (6) contains a true and complete list of all patents, design and utility patents, trademarks, Internet domain names, licenses and other intellectual property rights, registered or applied for registration, or, to Seller´s Best Knowledge, otherwise owned or used, by the Group Companies, stating the ownership of each intellectual property right.

a)	The Group Companies have taken all actions required to maintain such rights, in particular they have paid all fees (e.g. registration or license fees) when due.

b)
With respect to any intellectual property rights registered on behalf of, or applied for registration, by the Group Companies, no objection, cancellation or similar proceedings are pending or have been threatened in writing towards the Group Companies by any third party.

c)	To Seller’s Best Knowledge, the Group Companies do not infringe any intellectual property rights of any third party.

d)
The intellectual property listed in Exhibit 6 (6) represent all registered and to Sellers´s Best Knowledge, unregistered intellectual property rights currently used by the Group Companies and represent all the intellectual property rights sufficient for the operation of the business of the Group Companies.

e)	To Seller’s Best Knowledge no third party is infringing the intellectual property rights of the Group Companies.

f)
All inventions used by the Group Companies which have been invented by Group Companies’ employees or other inventors (e.g. directors or (direct or indirect) shareholders of the Group Companies) have been transferred to the Group Companies effectively, in accordance with applicable law.

(7)	Sufficiency of Assets and Internal Services

The Group Companies have available, as owner or on the basis of valid lease, license or other agreements, all assets (whether tangible or intangible, including information technology and rights to use software , know-how and any documentation relating thereto) which are required by it in order to continue to conduct its business in the ordinary course, consistent with past practice.

With transfer of the employees and assets listed in Exhibit 5 (2) g) the Group Companies shall be in the position to fully and completely execute the administrative functions described in the group cost sharing agreement of January 1, 2012 and as listed in Exhibit 6 (7) on a stand-alone basis, materially consistent with past practice.

(8)	Legal and Regulatory Proceedings

Exhibit 6 (8) contains a true and complete list of all proceedings before any court, arbitrator or governmental authority in which the Group Companies are involved, or which have been threatened against them in writing or any claim made in writing against a Group Company, on the date of this Agreement and on the Closing Date and which involve an amount in excess of EUR 50,000 or may otherwise result in any material adverse effect on the Group Companies. Unless disclosed in Exhibit 6 (8), on the date of this Agreement, the Group Companies are not subject to any decision, order or decree by any court or governmental authority or any settlement that imposes any outstanding or ongoing obligation on the Group Companies.

(9)	Permits and Compliance with Laws

a)
Unless disclosed in Exhibit 6 (9) a), the Group Companies to Seller´s Best Knowledge have all governmental, regulatory and other permits, licenses, authorizations and consents (“Permits”) which are required by it under public or private law in order to operate its business as currently conducted. No Permit has been cancelled, revoked, otherwise terminated or restricted, nor, to Seller’s Best Knowledge, are there any circumstances which may result in any such termination or restriction. To Seller´s Best Knowledge, the business of the Group Companies is, and has been, conducted in all material respects in compliance with such Permits.

b)
Unless disclosed in Exhibit 6 (9) b), the business of the Group Companies is, and has been, conducted in all material respects in compliance with all applicable laws, regulations, other legally binding rules during the last three full calendar years. Unless disclosed in Exhibit 6 (9) b), the Group Companies have not received, prior to the date hereof, any notice by any authority or third party that it fails to comply with any applicable law or the terms of any Permit.

(10)	Environment

a)
The business operations of the Group Companies have not caused any contamination or pollution with Hazardous Substances of soil, water, groundwater, objects, buildings or air or other detrimental interferences with them which require, pursuant to any Environmental Law as currently in effect, any clean-up, containment, other remedial action or investigation or cause obligations to pay damages or other financial burdens (e. g. fines).

b)	The Properties owned and to Seller´s Best Knowledge the properties used by the Group Companies and the buildings and objects thereon are free from any Hazardous Substances.

c)
To the extend not listed in Exhibit 6 (10) c) Each of the Group Companies currently are, and for the past full three calendar years and until today have in all material respects been in compliance with all applicable Environmental Laws and all permits required under applicable Environmental Laws for the conduct of the business of the Group Companies.

d)
None of the Group Companies or the Seller has received any written notice or claim against it alleging a release of Hazardous Substances or violation of Environmental Laws. In particular, neither The Seller nor the Group Companies have gained knowledge during the past full three calendar years and until today that life, limb and health of employees or third persons has been impacted or damaged by Hazardons Substances.

(11)	State Aid

Exhibit 6 (11) contains a true and complete list of all state aid and subsidies granted to the Group Companies during a period of 5 years prior to the date of this Agreement (“State Aid”). The Purchaser 1, 2 and 3 have been delivered true and complete copies of all governmental grants relating to any State Aid (including all amendments and additions thereto) prior to the date hereof (attached hereto as Exhibit 6 (11). The Group Companies have used all State Aid funds in compliance with all agreements and other terms and conditions applying thereto. Prior to the date of this Agreement, the Group Companies have not received any notice from any competent authority alleging that the Group Companies may have to repay any State Aid, whether in full or in part. The Group Companies have no outstanding obligations under the terms of any State Aid (such as the obligation to employ a certain number of employees).

(12)	Employees

a)
Exhibit 6 (12) a) contains a true and complete list, as of the date of this Agreement, of all service agreements with managing directors of the Group Companies and of all employment agreements entered into by the Group Companies with employees whose annual salary (excluding any variable or discretionary bonuses) is in excess of EUR 75.000. True and complete copies of such agreements (including all side-agreements and amendments as well as written summaries of any oral agreements) have been delivered to the Purchaser 1, 2 and 3 prior to the date of this Agreement (attached hereto as Exhibit 6 (12) a). As of the date of this Agreement, no notice of termination of any such agreement has been given by either party thereto, and to the Seller’s Best Knowledge, no managing director or employee referred to above has expressed the intention to terminate his or her employment with the Group Companies. None of the Group Companies nor the Seller have entered into agreements with these employees at the expense of the Group Companies which take effect only after the date of this Agreement.

b)
Exhibit 6 (12) b) contains a true and complete list, as of the date of this Agreement, setting forth all employees and contractors of the Group Companies, including at least the following information regarding their employment: first name, date of birth, date of entry, job description/department, salary, employee. Neither the Seller nor any of the Group Companies have entered into agreements with these employees at the expense of the Group Companies which take effect only after the date of this Agreement.

c)
Except as set forth in Exhibit 6 (12) c), no compensation, payment or other benefit of any kind (including a promotion or an extension of any notice period) has been granted or promised to any managing director or employee of the Group Companies at the expense of the Group Companies in connection with the transaction contemplated hereby.

d)
As of the date of this Agreement, Exhibit 6 (12) d) contains a true and complete list of all collective bargaining agreements, works council agreements, social plans, and, if providing for payment obligations or other material obligations of the Group Companies, all standard practices and unilateral commitments towards the workforce by which the Group Companies are bound. The Group Companies are in full compliance with any such agreements, plans, practices and commitments.

e)
As of the date of this Agreement, the Group Companies are not experiencing any strike or lock-out, nor is there any dispute (including any mediation proceedings) with unions, works councils or other employee representatives.

f)
The Group Companies have paid in full when due, or made sufficient provisions in the financial statements as per December 31, 2012 pursuant to section 6 (2) a) and the quarterly reports pursuant to section 6 (2) d) for all salaries, overtime premiums, bonuses, vacation allowances, long service awards and any other direct or indirect compensation due and payable to the management or to current employees.

g)
Except for any agreement referred to in Exhibit 6 (12) g), the Group Companies are not bound by any part-time retirement plan, pension commitment or other agreement providing for retirement, health, invalidity or death benefits or long service awards or any other long term employee benefit. All pension obligations of the Group Companies have been accrued for in the Financial Statements 2010-2012 for the fiscal year 2012 and in the Quarterly Reports Q 2 2013 in an amount equal to the amount permitted under the provisions of the applicable laws.

h)
Except as set forth in Exhibit 6 (12) h), OM USA Inc. does not maintain, contribute to or have any obligation with respect to, any employee benefit plan within the meaning of § 3(3) of Employee Retirement Income Security Act of 1974 (“ERISA”) or any other employee benefit plan, program or arrangement of any kind (each a “Benefit Plan”). All Benefit Plan have been and are being maintained, funded and administered in all material respects in accordance with all Laws applicable to such plans and the terms and conditions of the respective plan documents. The Internal Revenue Service (the “IRS”) has issued a favourable determination letter with respect to each Benefit Plan (or, in the case of a Benefit Plan that is based upon a prototype plan, an opinion letter with respect to the underlying pre-approved plan) that is intended to be a “qualified plan” within the meaning of § 401(a) of the of the Internal Revenue Code of 1986 and, to the Seller’s Best Knowledge and knowledge of OM USA Inc., nothing has occurred that could adversely affect the qualified status of such Benefit Plan. Neither OM USA Inc. or any “ERISA” Affiliate maintains or contributes to any employee benefit plan that is subject to Title IV or § 302 of ERISA, § 412 of the Internal Revenue Code of 1986, or any Multiemployer Plan (as defined in Section 3(37) of ERISA) or has any liability (including withdrawal liability) with respect to any such employee benefit plan or to the Pension Benefit Guaranty Corporation on behalf of any such employee benefit plan.

(i)
The Seller has delivered to the Purchaser 1, 2 and 3, to the extent applicable, correct and complete copies of the current plan documents and summary plan descriptions, the most recent determination or opinion letter received from the IRS, the three most recent Form 5500 Annual Reports filed with the U.S. Department of Labor and all accompanying schedules, all related trust agreements, insurance contracts and other funding arrangements that implement each Benefit Plan and all material correspondence regarding any Benefit Plan with the US Department of Labor or the IRS.

(ii)
All contributions (including all employer contributions and employee salary reduction contributions, if any) and premium payments that are due have been made within the time period prescribed by applicable law to each Benefit Plan. All contributions (including all employer contributions and employee salary reduction contributions, if any) and premium payments that are not yet due prior to the Closing Date have been accrued in accordance with US GAAP and OM USA Inc. past practice.

(iii)
No actions, suits, claims or proceedings with respect to the administration of any Benefit Plan or the investment of the assets of any Benefit Plan (other than routine claims for benefits) are pending or, to the Seller’s Best Knowledge and/or knowledge of OM USA Inc., threatened by or before any authority.

(iv)
Neither the execution and delivery of this Agreement nor the completion of the transactions will directly or indirectly result in any payment made or to be made by OM USA Inc. prior to Closing to or on behalf of any person to constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of the year 1986. OM USA Inc. have no obligation to “gross up” any current or former employee, officer or director for any excise taxes or other taxes relating to any excess parachute payment under Sections 280G and 4999 of the Internal Revenue Code of 1986.

(13)	Material Agreements

a)
Except for the agreements referred to in Exhibit 6 (13) (the “Material Agreements”), as of the date of this Agreement, the Group Companies are not bound by any of the following agreements which have not been fulfilled completely and to the Seller’s Best Knowledge Group Companies do not know of any claimed material breach by any customer, supplier, or third party of such Material Agreements:

(i)	Lease of personal property involving an annual consideration in excess of EUR 250,000.

(ii)	Realty property leases.

(iii)
Agreements (including agreements that relate to the acquisition of any business, a material participation, any real property or other assets) involving annual or one-time payment obligations in excess of EUR 250,000.

(iv)	Agreements that commit to a capital expenditure in excess of EUR 250,000.

(v)	Loan agreements, related collateral and security agreements with a value matter in excess of EUR 250,000.

(vi)	Agreements with agents and distributors.

(vii)	Joint Venture, co-operation and partnership agreements.

(viii)	Agreements restraining competition, including agreements granting exclusivity.

(ix)
Agreements of the Group Companies with the shareholders of the Seller, with relatives of the shareholders in the meaning of section 15 I of the German Tax Code or with entities affiliated with the shareholders of Seller, other than the Group Companies.

(x)	Employment or service agreements (including other agreements with consultants) providing for an annual compensation in excess of EUR 75,000 unless disclosed in Exhibit 6 (12) a).

(xi)	License Agreements for intellectual property rights.

(xii)	Agreements with suppliers or customers required to be set forth in Section 6 (18).

(xiii)	Settlement or conciliation agreements resolving a dispute which require payments after the date hereof or will limit or restrict the Group Companies in any material aspect.

b)
True and complete copies of all Material Agreements have been delivered to the Purchaser 1, 2 and 3 prior to the date of this Agreement, attached as Exhibit 6 (13). To Seller´s Best Knowledge, the Group Companies are not in material breach of any Material Agreement and have not materially breached any such agreement in the past, to the extent that this may still result in any liability or other adverse consequence for the Group Companies. To Seller´s Best Knowledge, no supplier, customer or third party has claimed any material breach of any Material Agreement unless disclosed in Exhibit 6 (13) b). To the Seller’s Best Knowledge, none of the respective third parties is in material breach of any Material Agreement.

(14)	Insurance Coverage

Exhibit 6 (14) i) contains a true and complete list of all insurance policies of the Group Companies. Insurance policies have been maintained as original hard-copy documents being available to the Purchasers post-closing. The Group Companies have paid all premiums when due, and there are no other circumstances (including the breach of any obligation under a policy) which may result in a termination of any insurance policy. As of the date of this Agreement, no claims by the Group Companies are pending under any of such policies unless disclosed in Exhibit 6 (14) (ii).

(15)	Taxes and other Public Charges

With respect to Taxes as defined in Section 3, para. (1) German Tax Code or equivalent taxes under the laws of any other jurisdiction, including but not limited to corporate income tax as well as any surcharges, municipal (“trade”) taxes, state, local and provincial taxes, wage taxes, property taxes, sales and use taxes, value added taxes, payments based on a tax allocation agreement, customs duties and other public duties, charges and fees of all kinds as well as social security charges and contributions, together with any interest, fine, penalty, late payment fees and any other ancillary tax obligations as defined in Section 3 para. (4) German Tax Code or any equivalent provision under the laws of any other relevant jurisdiction or addition thereto, no matter how they are levied or determined, regardless of whether arising as a primary or secondary liability or joint and several liability (hereinafter collectively referred to as “Taxes”), of the Group Companies the Seller makes the following representation and warranty in the form of an independent guarantee

a)	The Group Companies have duly filed, when due, all tax returns required to be filed by it under applicable tax laws.

b)	All such tax returns were correct and complete.

c)	All Taxes, advance payments on Taxes assessed against the Group Companies or shown as payable in any Tax assessment or return have been paid when due.

d)
The Group Companies have established adequate reserves for Tax liabilities becoming due and payable in the future in the financial statements 2012 and in the Quarterly Reports Q 2 2013, to the extent possible under the German Commercial Code and under German GAAP and the respective local laws of the Group Companies and the respective applicable GAAP.

e)
The conditions for tax effective corporate and trade tax groups between OM I GmbH and OM Immo GmbH and between Seller and OM GmbH have been met, the tax groups have been properly executed for as long as declared und up to the Closing Date. The conditions for the tax effective creation of the VAT Groups have been met and the VAT group have properly existed and have been declared up to the Closing Date. There are no Tax liabilities of the Group Companies, to pay any Taxes for periods prior to the Closing Date.

f)
The profit and loss transfer agreement between Seller and OM GmbH dated June 27, 2011 and the VAT tax unity between Seller and OM GmbH shall terminate at the Closing Date at the latest. This termination shall have no tax consequences for the fiscal years 2011, 2012 and the stub year commencing on January 1, 2013 and ending on the October, 31st 2013, as the case may be, i.e. will not lead to any retroactive Tax payment obligations of the Group Companies.

g)	None of the Group Companies has executed any outstanding waivers or comparable consents extending the statute of limitation with respect to any Taxes or tax returns.

h)	All Taxes which have to be collected or withheld by the Group Companies have been duly collected or withheld and were paid when due.

i)
To the Seller’s Best Knowledge, no jurisdiction where the Group Companies do not file a tax return has made a claim in writing that the Group Companies are required to file a tax return for such jurisdiction or pay Taxes.

j)	There are no ongoing tax audits in or tax claims made against the Group Companies.

k)	There are no US IRC section 481 like adjustments or accounting method changes that have to be taken into account post the Closing Date which will increase Tax in those periods.

l)	The Group Companies have not undertaken any listed or reportable transactions in the United States (or the equivalent in other jurisdictions of the Group Companies).

m)
There have been no reorganizations, transfers or measures under the German Transformation Act or comparable laws in other jurisdictions of the Group Companies for which Purchaser 1, 2 and 3 or the Group Companies could become liable for any associated Taxes.

n)	Related party transactions of and amongst the Group Companies have been agreed and carried out at arm’s length and supported by a transfer pricing documentation.

(16)	Products

As of the date of this Agreement and as of the Closing Date, no pending product liability claims and no claims under product warranties in excess of EUR 100,000 have been raised in writing against the Group Companies unless disclosed in Exhibit 6 (16) (i). To the Seller’s Best Knowledge there are no imminent product liability claims.

Each product or service, manufactured, sold, leased, or delivered by the Group Companies is and has been manufactured, sold, leased, or delivered in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and no Group Company has any material liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages, liability or obligations in connection therewith, in excess of the reserve for warranty claims set forth on the face of the financial statement as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Group Companies.  Exhibit 6 (16) (ii) sets forth an accurate, correct and complete list and summary description of all existing material claims arising from or alleged to arise from any injury to person or property as a result of the ownership, possession or use of any product manufactured, distributed or sold by the Group Companies during the three years prior to the date hereof.  Exhibit 6 (16) (iii) includes copies of the standard terms and conditions of service, sale or lease for the Group Companies (containing applicable guaranty, warranty, and indemnity provisions). No product or service sold, leased, or delivered by the Group Companies is subject to any material guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Exhibit 6 (16) (iii), except for (i) commercially prudent contractual provisions in the ordinary course of business and (ii) any guaranty, warranty or other indemnity that is imposed by law.

(17)	Undisclosed Liabilities

As of the Closing Date, the Group Companies do not have any liabilities (whether absolute or contingent, known or unknown) that are not disclosed in this Agreement, except for

a)	liabilities reflected in the annual accounts or reports referred to in Section 6 (2) or disclosed in the notes thereto;

b)	liabilities included in the Financial Debt or Net Working Capital;

c)	liabilities arising out of any matter that is the subject of any of the Warranties in Section 6 (6) and (9) through (16) or of the Seller’s indemnities in Sections 11 and 12;

d)	liabilities under pending transactions (in particular, long-term contracts) which are not capable of being recognized under the accounting principles referred to in Section 6 (2);

e)	other liabilities incurred since January 1, 2013 in the ordinary course of business and not exceeding an aggregate amount of EUR 250,000.

(18)	Customers and Suppliers

Exhibit 6 (18) sets forth a correct and complete list of each of the ten (10) largest suppliers (by Euro volume) of products or services to the Group Companies, and each of the ten (10) largest non-affiliated customers (by Euro volume) of the Group Companies in the areas of mold and hot runner each during calendar year 2012 and the six (6) months ended June 30, 2013. Exhibit 6 (18) also sets forth, for each such supplier and customer, the aggregate payments from and to such persons by the Group Companies during such periods. Unless listed in Exhibit 6 (18) a) or b) to Seller’s Best Knowledge there are no written notices of customers or suppliers, which would commence or manifest a material open dispute.

a)
Since December 31, 2012, none of the suppliers listed in Exhibit 6 (18) has indicated by written statement of the persons in charge of the business relationship or other management level employee thereof with the Group Companies that it will stop, or materially decrease the rate of, supplying materials, products or services to the Group Companies, or otherwise materially change the terms of its relationship with the Group Companies. Seller has no reason to believe that any supplier listed in Exhibit 6 (18) will stop, or materially decrease the rate of, supplying products or services to the Group Companies or otherwise materially change the terms of its relationship with the Group Companies after, or as a result of, the consummation of the transactions contemplated hereby or that any such supplier is threatened with bankruptcy or insolvency. Seller does not know of any fact, condition or event which would adversely affect the relationship of the Group Companies with any supplier listed in Exhibit 6 (18). The warranties listed above do not apply to facts which are disclosed in Exhibit 6 (18) a).

b)
Since December 31, 2012, none of the customers listed in Exhibit 6 (18) has indicated by written statement of the persons in charge of the business relationship with the Group Companies or other management level employee that it will stop, or materially decrease the rate of, buying products or services from the Group Companies or otherwise materially change the terms of its relationship with the Group Companies. Seller has no reason to believe that any customer listed in Exhibit 6 (18) will stop, or materially decrease the rate of, buying products or services from the Group Companies or otherwise materially change the terms of its relationship with the Group Companies after, or as a result of, the consummation of the transactions contemplated hereby or that any such customer is threatened with bankruptcy or insolvency. Seller does not know of any fact, condition or event which would adversely affect the relationship of the Group Companies with any customer listed in Exhibit 6 (18). The warranties listed above do not apply to facts which are disclosed in Exhibit 6 (18) b).

(19)	Conduct of Business since December 31, 2012

In the period between December 31, 2012 and the date of this Agreement, the business of the Group Companies have been conducted in the ordinary course of business, in a manner consistent with past practice, and none of the following actions or events has been taken or occurred with respect to the Group Companies, except as set forth in Exhibit 6 (19) or Exhibit 6 (13) (iv):

a)	any transaction requiring the consent of the shareholders’ meetings pursuant to applicable law or the articles of association;

b)	any payment or benefit to a shareholder, indirect shareholder, any shareholder affiliate or any person related to any of them, unless disclosed in Exhibit 6 (19) b);

c)	any investments in fixed assets exceeding EUR 250,000 in each case;

d)	any material amendment to any Material Agreement (as defined in Section 6 (13)) or termination of any agreement which would qualify as a Material Agreement;

e)
any change in the compensation or other terms of employment of any managing director or employee, other than normal salary or wage increases, consistent with past practice; any measure qualifying as a change of operations within the meaning of Sec. 111 of the German Shop Constitution Act;

f)	any damage, destruction, other casualty loss or third party liability claim which is, in each case, in excess of EUR 250,000;

g)
made any material change in the policies with respect to the payment of accounts payable or accrued costs or the collection of accounts receivable, including any acceleration or deferral of the payment or the collection;

h)	made any change in its accounting methods, principles or practices;

i)	sold, licensed, leased, transferred or otherwise disposed of or pledged any of its material assets other than in the normal course of business.

(20)	Compliance with Anti-Corruption Laws

a)
The business of the Group Companies has not within the last five (5) years directly or indirectly been involved in any material violation of Anti-Corruption Laws.  In particular, neither the Seller with respect to the Group Companies’ business nor to the Group Companies knowledge, any member of the Group Companies nor any Company Associate has, within the last five (5) years, directly or indirectly, (x) paid or given, offered or promised to pay or give, or authorized the offer or payment or giving of, (y) taken or received, promised to take or receive, or authorized the taking or receiving of, anything of value (including money, gifts and benefits) to or from any Government Official or any Commercial Party, under circumstances where he/she/it knew or ought reasonably to have known that all or a portion of such thing of value would be paid, given, offered, promised, taken or received, directly or indirectly for the purpose of (A) influencing any act or decision of a Government Official or Commercial Party in their official capacity; (B) inducing a Government Official or Commercial Party to influence or affect any act or decision of any Government Body or other person or entity; (C) securing any improper advantage; and/or (D) assisting the Group Companies or Company Associate or any of their respective affiliates in obtaining or retaining business (whether governmental or commercial) for or with, or directing business to, any Group Company or any Company Associate or any other party; and did not violate any anti competition laws.

b)
No Company Associate is a Government Official. No Government Official or Government Body presently owns an interest, whether direct or indirect, or has any legal or beneficial interest, in the Seller or any Group Company.

(21)	Other Material Circumstances

To Seller´s Best Knowledge, since January 1, 2013 there has been no Material Adverse Change (as defined in Section 5 (3) above) in respect of the Group Companies, other than as disclosed to the Purchaser 1, 2 and 3 or its representatives prior to the date of this Agreement and in Exhibit 6 (21).

Section 7	Seller’s Liability

(1)	Damage Claim

Subject to the provisions of this Section 7, the Seller shall indemnify the Purchaser 1, 2 and 3, and the Group Companies from all liabilities, costs and expenses and other damages recoverable pursuant to Sections 249 et seq. of the German Civil Code which arises out of any inaccuracy of any Warranty contained in Section 6; provided that the Purchaser 1, 2 and 3 may at its choice and at any time, instead of requesting the Seller to remedy the inaccuracy, claim monetary damages.

(2)	Limitation of Liability

The Seller shall not be liable for any inaccuracy of a Warranty pursuant to Section 7 (1), to the extent that

a)	the relevant matter has been reflected in the Closing Date Financial Schedules and has been reflected in the calculation of the Final Purchase Price; or

b)
the facts resulting in an inaccuracy of the Warranty have been disclosed to Purchaser 1, 2 and 3 in sufficient clarity  in this Agreement and its Exhibits or in the due diligence documents which Purchaser 1, 2 and 3 have been provided with a data carrier (DVD) (contents of the data room as of September 18, 2013), which DVD will be kept by the Notary pursuant to Exhibit 7 (2) b); provided however that the limitation in this Section 7 (2) b) shall not apply with respect to a disclosure made only in the due diligence documents  if the damage in the individual case exceeds the amount of EUR 500,000. The disclosure of facts resulting in an inaccuracy of a Warranty which occurred after signing of this Agreement shall not release the Seller from the liability under Section 7 (1). Sec. 442 of the German Civil Code shall not apply. For the avoidance of doubt: the limitation of liability pursuant to this section 7 (2) b) shall not apply for the Warranties in § 6 (15); or

c)
Purchaser 1, 2 and 3 or the Group Companies have received payment of the damage pursuant to a third party indemnity or pursuant to an insurance policy of the Group Companies, or have a valid claim for payment against such insurance carrier and such carrier pays after the enforcement of such claim; Purchasers 1, 2 and 3 agree to use their commercially reasonable efforts to obtain a full recovery under such policies, provided that any non-refunded costs of the Purchasers related to any such recovery shall reduce the amount of the limitation of damages pursuant to Section 7 (2); or.

d)
the Seller is actually prejudiced by the Purchasers’ 1, 2 and 3 failure to give the Seller notice of a breach of warranty within 90 days of the date that Purchaser 2’s executive officers have actual knowledge of the breach of such Warranty hereunder.

(3)	De Minimis, Threshold, Cap

 The Purchaser 1, 2 and 3 shall have claims under the Warranties contained in Section 6 (2) through (14) and (16) through (21) only if the loss exceeds an amount of EUR 50,000 in each individual case and all losses arising out of any inaccuracy of the Warranties exceed an aggregate amount of EUR 2,000,000 (in the latter case only the amount exceeding EUR 2,000,000). The Seller’s aggregate liability for the inaccuracy of the Warranties contained in Section 6 (2) through (14) and (16) through (21) shall be limited to EUR 41,250,000. For claims of Purchaser 1, 2 and 3 under the Warranties contained in Section 6 (1) and (15) the liability is limited to EUR 275,000,000.

(4)	Time Limitation

Any claims of the Purchaser 1, 2 and 3 pursuant to Section 7 (1) shall be time-barred if not first made prior to the expiration of a period of 18 months after the Closing Date, except for the Seller’s obligation to transfer the Shares to the Purchaser, free and clear of any encumbrances pursuant to Section 6 (1) for which a limitation period of ten years after the Closing Date shall apply. Excluded are the Warranties regarding environmental matters pursuant to Section 6 (10), which shall be subject to a limitation period of three years after the Closing Date. Excluded are also the warranties covering the intellectual property rights pursuant to Section 6 (6) and the product liability pursuant to Section 6 (16) which shall be subject to a limitation period of two years after the Closing Date. Excluded are also the warranties covering Taxes pursuant to section 6 (15) for which the limitation provision of Section 11 applies.

(5)	Third Party Claims

a)
If any third party asserts a claim against the Group Companies which may result in any liability of the Seller for the inaccuracy of any Warranty, the Purchaser 1, 2 and 3 shall within 10 Business Days of receipt of such claim notify the Seller thereof and grant the Seller the opportunity to reasonably participate in the defense at its own cost, provided, that, failure to give such notice shall not release the Seller from its obligations hereunder to the extent the interests of the Seller have not been prejudiced by such failure, i. e, the Seller shall be released from liability insofar as the lack of the opportunity to defend the claim led to damages of the Seller caused by the delay. In no event shall the Purchaser 1, 2 and 3 permit such third party claim to be acknowledged or settled without the Seller’s prior consent (provided, however, that any such consent to a settlement may not be unreasonably withheld or delayed). The Purchaser 1, 2 and 3 will, upon request and as soon as reasonably practicable, provide to the Seller and its representatives all documents and information and grant them access to the management and employees of the Group Companies, to the extent reasonably required by the Seller in order to make use of its rights under this Section 7 (5) which access shall not limit any of the Purchasers’ 1, 2 and 3 rights or privileges.

b)	Seller shall be entitled to, at its own costs and after written notification to Purchasers 1, 2 and 3, to take over the conduct of a dispute with the owner of a third party claim, if

(i)	Seller confirms towards Purchasers 1, 2 and 3 to pay unlimited damages for this claim and

(ii)
Seller provides security for the anticipated costs (including settlement costs) presumably arising in connection with the conduct of the dispute. In case Seller takes over the conduct of the dispute, it shall be obliged to carry on the case diligently and in proper from and to engage attorneys which Purchasers 1, 2 and 3 could reasonably be expected to accept.

In case Seller takes over the defence against a third party claim pursuant to the terms of this Agreement, Seller shall obtain Purchasers’ 1, 2 and 3 written consent prior to any agreement of settlement with the owner of the third party claim, unless Seller deposits, together with the settlement agreement, the amount payable to the owner of the third party claim on a bank account of the court and under the condition that such settlement does not cause additional obligations of, or material disadvantages to, Purchasers 1, 2 and 3 or the Group Companies and contains a complete release of Purchasers 1, 2 and 3 and the Group Companies. Purchasers 1, 2 and 3 shall be entitled to participate, at its own costs, in the dispute using its own legal counsels. Purchasers 1, 2 and 3 are entitled to take over, at its own costs, the conduct of the dispute by written notice to the Seller any time. In the case that a Purchaser takes over any such case, other than as a result of Seller’s failure to take over such case in the first instance and provided Seller is not in breach of this Section 7(5) b), , the Seller shall be released from its respective liability.

c)	Fort the avoidance of doubt: Section 7 (5) shall not apply for claims regarding the Warranties in Section 6 (15), for which only section 11 shall apply.

(6)	Exclusion of other Remedies

The Purchaser 1, 2 and 3 rights arising out of any inaccuracy of the Warranties contained in Section 6 shall be exclusively governed by this Section 7; with respect to Taxes Section 11 remains unaffected. Any claims of the Purchaser 1, 2 and 3 under the statutory representations and warranties (Secs. 434 et seq. of the German Civil Code), claims of the Parties arising out of a breach of any pre-contractual obligations (Sec. 311 (2) of the German Civil Code) or contractual ancillary obligations not contained in this Agreement and claims for frustration of contract (Sec. 313 of the German Civil Code) are hereby excluded. In no event shall either Party be entitled to terminate or otherwise withdraw from this Agreement, except for the termination rights set forth in Section 13 and any statutory rights in the event of a breach of the obligation to effect the Closing in accordance with Section 5 (6). Any claims for fraud or willful misconduct shall remain unaffected by this Section 7 (6).

Section 8	Pre-Closing Covenants

(1)	Omissions after Signing

The Seller guarantees and shall ensure that, during the period between the date of this Agreement and the Closing Date, the Group Companies will continue to conduct its business with the due care of a prudent business person and in the ordinary course, consistent with past practice, and will, in particular, not take or commit to take any of the following actions, except as otherwise set out in Exhibit 8 (1) and except as agreed to by the Purchaser 1, 2 and 3 in writing in advance, and commit to comply with the following obligations:

a)
any amendment to the articles of association; any merger, spin-off or other corporate reorganization within the meaning of the German Act on Corporate Reorganizations with the exception of the change of the fiscal year of OM GmbH according to § 9 (1);

b)
any declaration or payment of dividends or any payment or promise of any benefit to the Seller or any shareholder of the Seller, any affiliate of the Seller or any person related to any of them, or any measure which might result in a deemed distribution, payment or promise of benefit, all with the exception of distributions to Seller to comply with Section 3 (4) or enter into any agreement or arrangement with Seller or any shareholder of the Seller, any affiliate of the Seller or any person related to any of them;

c)	any divestiture or encumbrance of a business (or portion thereof) or of any real property or other material fixed asset;

d)	any capital expenditure with a purchase price exceeding EUR 250,00 in the individual case and EUR 1,000,000 in the aggregate;

e)
any incurrence of any indebtedness or guarantee for borrowed money or any other financial debt, other than any indebtedness or guarantees incurred or assumed under existing credit lines or intercompany credit arrangements in amounts and on terms consistent with past practice;

f)	any material change in any accounting practice or policy, except as required due to a concurrent change in generally accepted accounting principles;

g)
promise to or agree to or make any payments, bonus payments by the Group Companies to employees of the Group Companies related to the transaction contemplated by this Agreement and any promise, agreement or grant of increases of payments to employees out of the ordinary course of business;

h)	grant any licenses or transfer any intellectual property rights other than transfers required for the Group Companies to obtain or retain valid ownership;

i)	change any tax filing methodologies in any jurisdiction, except as required for the purpose to ending the tax group of Seller and OM GmbH.

(2)	Obligations

a)	The Parties shall cooperate in good faith in procuring that the conditions precedent according to Section 5 of this Agreement will be met.

b)
Seller prepares and delivers a proper transfer pricing documentation for the calendar years 2011 and 2012 with all underlying, supporting, proving and substantiating data for the Group Companies compliant with the German rules on transfer pricing.

c)
Seller undertakes to use its best efforts to solve or, as the case may be, take the necessary steps to prepare the solution of Plant-II-Issue. In this respect, Seller will act in agreement with the competent authority. If the competent authority demands steps to be taken with regard to the Plant-III-Issue, Seller will coordinate these steps with Purchaser 1 and then start implementing the measures.

d)
Seller shall conclude an agreement with OM GmbH pursuant to which Seller commits to reimburse all payment obligations including any obligations to withhold and pay Taxes related to promises or agreements or any payments, bonus payments to employees of the Group Companies related to the transaction contemplated by this Agreement.

(3)	Access after Signing

The Seller shall ensure that the Purchaser 1, 2 and 3 and its representatives will, during the period between the date of this Agreement and the Closing Date, upon advance notice and arrangement and during normal business hours, be granted access to managing directors of the Group Companies and be provided with any information relating to the Group Companies, to the extent reasonably deemed necessary or appropriate by the Purchaser 1, 2 and 3 in connection with the consummation of the transactions contemplated hereby.

(4)	Exclusive Dealing

The Group Companies, the Seller and each Shareholder shall not, and shall procure that third parties do not on their behalf, initiate, engage in or encourage discussions or negotiations with third parties concerning any purchase of any of the Seller’s, the Group Companies’ or any of their subsidiaries’ equity securities or any merger, sale of assets outside the ordinary course of business or similar transaction, provide related information or enter into agreements and shall cease or cause to be terminated all existing discussions, negotiations and other communications and notify Purchasers 1, 2 and 3 promptly of any establishing of such contact from and with third parties after the date of this Agreement.

Section 9	Continued Legal Relations between the Seller and the Group Companies and Covenants

(1)	Termination of Profit and Loss Transfer Agreement

The Seller shall terminate the profit and loss transfer agreement, dated July 27, 2011 between the Seller and the OM GmbH for cause, as a result of the change of ownership contemplated by this Agreement, with effect as of end of October 31, 2013 and shall ensure that the required shareholders resolutions are duly (i.e. in the required form and with required majority) taken on October 31, 2013 at the latest. In addition Seller and the Shareholders shall ensure that the shareholders of Seller and OM GmbH shall resolve that for the period from January 1, 2013 to the end of October 31, 2013 for OM GmbH a stub year as fiscal year is established and shall ensure that the relevant fiscal authority approves the deviating fiscal year and shall file the change of the fiscal year with the Commercial Register and procure its entry prior to the end of the stub year.  For this stub year the fiscal entity created through the profit and loss transfer agreement shall be properly executed, OM GmbH shall transfer any profit of the stub year, Seller shall compensate any losses of the stub year. OM GmbH shall prepare financial statements for the stub year which are to be audited within a period of 85 days after the Closing Date. The cost for such audit shall be borne by Seller. To the extent they are accrued for in the financial statements of the stub year they are born by Sellers without further action.  The Parties are in agreement that this reimbursement of cost shall not be recovered in any other part of this Agreement (no double recovery).

The Parties shall procure that termination of the profit and loss transfer agreement is filed for registration with the commercial register in due time.

Seller and Shareholders shall cooperate in good faith with OM GmbH and Purchaser 1 to complete preparation and auditing of the financial statements for the stub year referred to in Section 9 (1).

Hans-Peter Männer as shareholder of the Seller shall confirm in writing to Purchaser 1, 2 and 3 in the way a managing director of a GmbH would do that the financial statements for the stub year 2013 of OM GmbH shall be true, accurate and complete.

In the event that any security provided by the Seller to creditors of the OM GmbH after the Closing Date pursuant to Sec. 303 of the German Stock Corporation Act is enforced against the Seller, the Purchaser 1 shall reimburse the Seller for the amount of the relevant claims of the creditors that have been satisfied thereby, to the extent that the respective liabilities of the OM GmbH (i) are reflected in the Closing Date Financial Schedules and have been taken into account in the determination of the purchase price pursuant to Section 3 or (ii) have arisen after the Closing Date.

The Purchaser 1 shall indemnify the Seller upon first demand from any and all additional claims (other than the claims shown in the original financial statements) of OM GmbH which OM GmbH should raise under the above-mentioned profit and loss transfer agreement or under profit and loss transfer agreements which were concluded with predecessors of OM GmbH. Likewise, the Seller shall reimburse the Purchaser 1 those amounts which the Seller demands from OM GmbH as additional claims (other than the claims shown in the original financial statements) under the above-mentioned profit and loss transfer agreements for periods prior to November 1, 2013.  For the avoidance of doubt: The foregoing does not and shall not in any way limit any rights of the Purchasers 1,2 and 3 under Sections 6, 7, 11 or 12 of this Agreement.

(2)	Release of Guarantees

As of the Closing Date, the Purchaser 1, 2 and 3 assume all obligations of the Seller arising out of the guarantees and comfort letters set forth in Exhibit 9 (2). The Purchaser 1, 2 and 3 shall use all reasonable efforts in order to procure the release of the Seller from any liability under such guarantees and comfort letters prior to the Closing Date or as soon as reasonably practicable thereafter. To the extent that and as long as any such release should not be possible, the Purchaser 1, 2 and 3 shall indemnify the Seller from any liability under such guarantees or comfort letters.

(3)	Termination of Inter-Company Agreements

The Seller shall procure that all other agreements between the Seller or any entity affiliated with it and the Group Companies, other than those which OM GmbH acceded to or which transferred to OM GmbH or other Group Companies in an another way, as listed in Exhibits 5 (2) d and h), as to the Seller’s Best Knowledge completely listed in Exhibit 9 (3), will be terminated no later than as of the Closing Date. Subject to the Closing the Seller waives any claims (including those relating to any termination costs) arising under such agreements and shall indemnify the Group Companies from any such claims of the Seller’s affiliates, except to the extent that the relevant liabilities have been included in the calculation of the purchase price pursuant to Section 3.

(4)	Usage of Trademark Männer

Purchaser 1, 2 and 3 herby undertake, to continue to use the trademark and firm name Männer for a period of at least three years commencing on the Closing Date provided that such continued use does not violate any law or rights of third parties and provided such continued use does not materially harm the operation of the business of the Group-Companies.

(5)	Tail Insurances

Seller hereby guarantees to Purchaser 1, 2 and 3 that it will not object to the extension of the D & O policy described in Exhibit 9 (5) with Chubb / ARCH / W.R. Berkeley  for the Group-Companies after the Closing Date regarding breaches of duty before the Closing Date and with that a tail insurance policy for a period of at least five years after the Closing Date exists.

(6)	Transfer of Contracts

The Parties are aware that a transfer of agreements, as provided for in Section 5 (2) d) requires the consent of the other contractual party/ies. To the extent that and as long as any such consent cannot be obtained prior to or after the Closing Date, the Seller will remain the party to the relevant contractual relationship in respect of the external relationships  and for the purpose of their internal relationship the Parties will hold themselves and treat each other as if the transfer had taken place to OM GmbH on the Closing Date. In particular, (i) the Seller will comply with OM GmbH’s instructions regarding the exercise of any rights under such contractual relationships, (ii) OM GmbH shall reimburse the Seller for any payments made under, and Seller shall forward to OM GmbH all goods  and services received under such contractual relationships, and (iii) in holding such contractual relationships the Seller will apply the standard of care of a prudent business person.

(7)
With the exception of the advisory services agreed between Mr. Hans-Peter Männer and OM GmbH rsp. Purchaser 1 according to § 5 (2) l), the Shareholders shall terminate their activities for the Group Companies as of the Closing Date and the Shareholders and the Seller shall procure that the Shareholders and the Group Companies effectively terminate all of their existing employment or other service agreements as of the Closing Date and agree that the Shareholders do not have or waive any claims under such agreements against the Group Companies for the period after the Closing Date. On the Closing Date, the Seller shall provide the Purchaser 1, 2 and 3 with all written powers of attorney necessary to replace officers or agents (e. g. managing directors or persons with commercial power to represent).

Section 10	Covenant not to Compete, Non-Solicitation and Confidentiality

(1)	Non-Compete

For a period of three years after the Closing Date, the Seller, the Shareholders and the parents, spouses, siblings and children of Shareholders shall neither directly nor indirectly compete with the Group Companies’ business as conducted by the Group Companies as of the Closing Date in the current geographical area of its activities. In particular, without limitation, the Seller, the Shareholders and the relatives of the Shareholders shall not, during such period, establish, acquire any interest in, or assist any other entity or business engaged in any such competing activity or solicit any customers of the Group Companies. Notwithstanding the foregoing, the acquisition of an interest in Purchaser 2 in an unlimited amount or in other publicly listed entities not exceeding 2% of the voting rights shall be exempt from the covenant not to compete. The Seller and Shareholders guarantee and shall procure that also the parents, spouses, siblings and children of the Shareholders shall comply with this non-compete.

(2)	Non-Solicitation

For a period of three years after the Closing Date, the Seller and the Shareholders shall not solicit, and shall not assist others to solicit, for employment or hire any of the managing directors (with the exception of Mr. Hans-Peter Männer) or current employees of the Group Companies. The Seller and Shareholders guarantee and shall procure that also the parents, spouses, siblings and children of the Shareholders shall comply with this non-solicitation.

(3)	Confidentiality

For a period of three years after the Closing Date or, with respect to technical know-how in the areas of the hot runner and mold business unless out of the current usage of the Group Companies, until such know-how becomes public domain other than through any fault of the Seller, but no longer than for a period of five years after the Closing Date, Seller and the Shareholders of the Seller shall keep confidential and not disclose to any third party any business or trade secrets of the Group Companies and shall not use any of such business or trade secrets for its own purposes.

(4)	No-Disparagement

Neither Party shall disparage in any way the other Party during the term of the Non-Compete and any will cause its directors and officers and the directors and officers of its ultimate parent company not to disparage in any way the other Party during the term of the Non-Compete.

Section 11	Indemnification of Taxes

(1)	Tax Indemnification by Seller

The Seller shall pay to the Purchaser 1, 2 and 3 the amount of all Taxes relating to any period ending prior to or on the Closing Date (“Pre-Closing Date Taxes”), payable by the Group Companies, which have not been deducted as Closing Date Financial Debt or included in the Closing Date Net Working Capital. Any such amount shall be due and payable to the Purchaser 1, 2 and 3, or at their discretion, to the respective Group Companies five Business Days before the relevant Tax is due for payment, however, in no event earlier than five Business Days after the Purchaser 1, 2 and 3 have requested such payment from the Seller and submitted to the Seller a copy of the assessment notice in respect of the relevant tax or other public charge.

(2)	Tax Refunds to Seller

The Purchaser 1, 2 and 3 shall pay to the Seller an amount equal to any refunds of any Pre-Closing Date Taxes obtained by the Group Companies after the Closing Date, unless such amounts have been included in the calculation of the Final Purchase Price. The Purchaser 1, 2 and 3 shall without undue delay inform the Seller of any such refunds and pay the relevant amount to a bank account designated by the Seller within five Business Days upon receipt by the Group Companies.

(3)	Purchase Price Adjustments

Any payments pursuant to Section 11 (1) and (2) and all other payments under this Agreement, with the exception of the payments of the Final Purchase Price, shall be deemed to be a subsequent decrease or increase (as the case may be) of the Final Purchase Price.

(4)	Time Limitation

Any claims of the Purchaser 1, 2 and 3 pursuant to Section 11 (1) shall be time-barred upon the expiration of a period of six months after the final and binding assessment (i.e. a tax assessment can neither be issued for the first time, nor can an existing tax assessment be corrected or amended by any authority or person) (as applicable in each jurisdiction) of the relevant Pre-Closing Date Tax. Any claims of the Seller pursuant to Section 11 (2) shall be time-barred within six months after receipt by the Seller of the notice referred to therein.

(5)	Access

The Purchaser 1, 2 and 3, as the case may be, shall grant the Seller and its representatives the opportunity to participate in any tax or other field audit relating to any period prior to the Closing Date. In all other respects, Section 7 (5) shall apply mutatis mutandis.

(6)	Straddle Period

The “Straddle Period” means any taxable period that includes (but does not end on) the Closing Date. In the case of a Straddle Period of the Group Companies, Pre-Closing Date Taxes pursuant to Section 11(1) shall include Taxes for the Straddle Period in an amount equal to: (i) in the case of any non-income Taxes, the product of such Taxes multiplied by a fraction the numerator of which is the number through and including the day prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of any income or receipts-based Taxes (including trade tax), the portion of such Taxes allocable to the portion of the Straddle Period ending on the day prior to the Closing Date, as determined on the basis of the deemed closing at the end of the day prior to Closing Date of the books and records of the Group Companies.

Section 12	Specific Indemnities

(1)
The Seller shall indemnify and hold harmless the Purchaser 1, 2 and 3, in accordance with the terms stated in Exhibit 12 from and against any claims of third parties and all damages relating to the matters described in Exhibit 12.

(2)
Any claims of the Purchaser 1, 2 and 3 under Section 12 (1) shall be time-barred upon the expiration of a period of 5 years after the Closing Date. Section 7 (5) shall apply with respect to the defense of the relevant third party claims.

Section 13	Termination Rights

(1)
Each Party shall be entitled to terminate this Agreement if the conditions to Closing set forth in Section 5 (2) have not been fulfilled or waived by February 1, 2014 or as soon as the Federal Cartel Office or any other competent merger control authority has prohibited the Closing. Parties can agree at any time to prolong the deadline agreed above.

(2)
The Purchaser 1, 2 and 3 shall be entitled to terminate this Agreement if a Material Adverse Change has occurred or become known and as a result the condition to Closing set forth in Section 5 (3) has not been fulfilled.

(3)	The Purchaser 1, 2 and 3 shall be entitled to terminate this Agreement if Seller is in breach of a material obligation under Section 8.

(4)	In each case, this Agreement may only be terminated prior to the Closing Date pursuant to Section 5 (1) and (6) and by giving written notice to the other Party.

Section 14	Guarantees of the Guarantor

The Guarantor guarantees by way of an independent guarantee in the meaning of § 311 BGB that the Purchaser 1, 2 and 3 shall fulfill all of their obligations under this Agreement completely and without undue delay.

Section 15	Distribution of the purchase price; Guarantees of the Shareholders

a)
The Seller shall not distribute a partial amount of EUR 27,500,000 for a period of 36 months after the Closing Date (the “Non-Distributable Amount”). This Non Distributable Amount will be reduced to EUR 13,750,000 which amount will be retained until the fifth anniversary of the Closing Date (the “Non-Distributable Amount For The Years 4 and 5”),

b)
Except as otherwise provided in this Agreement, the Seller can invest in its sole discretion the Non Distributable Amount and the Non-Distributable Amount For The Years 4 and 5 in investments of any kind and can distribute the earnings thereof to its shareholders.

c)
The Shareholders of Seller guarantee by way of an independent guarantee in the meaning of § 311 BGB, each in proportion to his shareholding in the Seller and excluding any joint and several liability, that the Seller will obey the distribution regulation under lit. a) above.

d)
The Shareholders of Seller guarantee by way of an independent guarantee in the meaning of § 311 BGB each in proportion to his shareholding in the Seller and excluding any joint and several liability that the Seller will fulfill all of its obligations under § 6 (1) of this Agreement.

Section 16	Public Announcements

(1)	Confidentiality Undertaking

Each Party undertakes to treat, and shall procure that its affiliates and its and their respective directors, officers and representatives treat, Proprietary Information strictly confidential and refrain from disclosing it to any third parties, unless such disclosure is expressly permitted by this Agreement.

(2)	Proprietary Information

“Proprietary Information” shall mean:

(i)
with respect to the confidentiality obligations of either Party: the contents of (a) this Agreement; (b) any related agreements, minutes, term sheets, notes, letters or other documents prepared or executed by the Seller, the Group Companies or its or their directors, officers and representatives on the one side and the Purchaser 1, 2 and 3 or its directors, officers and representatives on the other side; and (c) related discussions and negotiations;

(ii)
with respect to the confidentiality obligations of the Seller alone: any information about the Group Companies and any information obtained in connection with the preparation, negotiation, execution or consummation of this Agreement and the transactions contemplated herein about the Purchaser 1, 2 and 3; and

(iii)
except for information that (a) in the case of items (i), (ii) and (iii) has come into the public domain; or (b) in the case of items (ii) and (iii) has been received from an independent source, save in either case where such information has come into the public domain or been received from an independent source following a breach by either Party or its respective directors, officers or representatives of any confidentiality obligation owed under Section 16 (1).

(3)	Consented Disclosures

A Party may only disclose Proprietary Information to any third party upon the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

(4)	Mandatory Disclosures

A Party may disclose Proprietary Information if and to the extent that such disclosure is mandatory pursuant to applicable law, governmental or court order, stock exchange regulations or required by any governmental, supervisory or regulatory body (including anybody regulating take-overs).The Seller knows that the Purchaser 2 is a listed company and therefore obligated to make certain disclosures.

(5)	Public Announcements

Subject to Section 16 (4), without the written consent of the other Party, neither Party shall make any public announcement regarding this Agreement. Any such public announcement shall be agreed upon in good faith between the Parties.

(6)	Termination of Obligations

The obligations of the Parties under Section 16 shall end on the third anniversary of the Closing Date.

Section 17	Notices

All notices and other communication hereunder shall be made in writing and shall be sent by registered mail or courier to the recipients or addresses stated in Exhibit 17 (with copies provided by telefax and/or e-mail as indicated) or to such other recipients or addresses that may be notified by any Party to the other Party in the future in writing. The receipt of copies of notices and other communications hereunder by the Parties’ advisers shall not constitute notice or substitute the receipt of such notices by the Parties themselves and any notice hereunder shall be deemed received by a Party only upon the receipt of such notice by the Party itself, regardless of whether any copy of such notice has been sent to or received by an adviser of such Party or the acting notary.

Section 18	Costs

Except as provided for otherwise herein, all costs, including fees, expenses and charges, incurred in connection with the preparation, negotiation, execution and consummation of this Agreement and the transactions contemplated herein, including the fees and expenses of professional advisers, shall be borne by the Party having commissioned such costs, for the avoidance of doubt, with the exemption of Group Companies’ Transaction Costs which shall be borne by the Seller. The costs of the notary public (including those for the notarization of the Shareholders’ Resolution pursuant to Exhibit 2 (ii) and the costs of the filing with the German Federal Cartel Office shall be borne by the Purchaser 1, 2 and 3. Any real estate transfer tax, as the case may be, shall be borne by Purchaser 1, respectively. Seller herby waives its right to opt in favor of a taxation pursuant to Section 9 of the German VAT Code.

Section 19	Miscellaneous

(1)	Exhibits

All Exhibits to this Agreement shall be an integral part of this Agreement. In the case of a conflict between any Exhibit and the provisions of this Agreement, the provisions of this Agreement shall prevail.

(2)	Entire Agreement

This Agreement comprises the entire agreement between the Parties concerning its subject matter and shall supersede all prior agreements, oral and written declarations of intent and other legal arrangements (whether binding or non-binding) made by the Parties in respect thereof.

(3)	Amendments

Any amendments to this Agreement (including amendments to this clause) shall be valid only if made in writing, unless applicable mandatory law requires a stricter form.

(4)	Interpretation

Except as set forth otherwise, references to “Section” refer to the corresponding Section of, and references to “Exhibit” to the corresponding Exhibit to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The word “including” shall not limit the meaning of the preceding words or terms. Wherever this Agreement refers to a contract or other agreement, such reference shall apply to and include all ancillary agreements, arrangements, amendments, side letters, waivers and other legally binding statements, if any, related thereto.

(5)	German Language

The German Version of the Agreement shall be the relevant version. The English version serves as translation only.

(6)	Assignment

Without the prior written consent of the other Party, no Party shall be entitled to assign any rights or claims under this Agreement to any third party. The Seller hereby consents to the assignment of any claims of the Purchaser 1, 2 and 3 under this Agreement to any banks or other lenders as collateral for any debt incurred by the Purchaser 1, 2 and 3 or any Affiliate of the Purchaser in connection with the financing of the purchase price or any other obligations of the Purchaser 1, 2 and 3 under this Agreement. In addition Seller consents to any assignments of rights or claims under this Agreement in the event that the Guarantor sells this business to a third party after the expiry of a period of 18 months after the Closing Date; provided, however, that Purchaser 1, 2 and 3 may assign this Agreement and any of their rights and obligations hereunder to the extent required for the Board of Directors of Purchaser 2 to comply with its fiduciary duties under the laws of State of Delaware (U.S.A.). The obligations of the Guarantor vis-à-vis the Seller under this Agreement shall not be affected by such assignment.

(7)	Release

If the Closing occurs, Seller and the Shareholders, each for themselves, and their respective successors, excluding any joint of several liability (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Purchaser 1, 2 and 3 and the Group Companies (collectively, the “Released Parties”) from any and all claims of any kind (including, claims for damages, costs, expense, and attorneys’, brokers’ , tax advisors’ and accountants’ fees and expenses) arising prior to the Closing Date, which the Releasors can, shall or may have against the Released Parties. Excluded from this release are trade receivables of Seller against the Group Companies which have not been settled to the Closing Date. This release does not include and shall not release the obligations of any Party set forth in or arising under any provisions of this Agreement.

(8)	Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of Germany, excluding the applicability of the UN Convention on Contracts for the International Sale of Goods. This shall not apply for the assignments of the respective Shares. These assignments shall be governed and construed in accordance with the laws of the States or Countries in which the respective Group Companies are domiciled. All disputes arising out of or in connection with the execution or interpretation of this Agreement shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e. V. (DIS) without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three arbitrators appointed in accordance with the said rules. The place of arbitration is Frankfurt/Main, Germany. The language of the arbitral proceedings is German.

(9)	Partial Invalidity

If one or more provisions of this Agreement shall be or become invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected. In such case the invalid or unenforceable provision shall be replaced by such valid and enforceable provision or provisions that reflect as closely as possible the commercial intention of the Parties as regards the invalid or unenforceable provision. It is the express intent of the Parties that this Section 19 (9) shall not be construed as a mere reversal of burden of proof but as a contractual exclusion of Section 139 German Civil Code in its entirety.

§ 20 Copies

A certified copy of this document shall respectively be provided to:

The contracting parties,
the Tax Authority – Corporation tax office,
McDermott Will Emery, att. Mr. von Sydow, 80335 München, Nymphenburger Straße 3,
Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, att. Mr. Hein, Bismarckallee 15, 79098 Freiburg,
GKD Gäng Krämer Döring, Stagat Rechtsanwälte in Partnerschaft, att. Dr. Döring, Bismarckallee 15, 79098 Freiburg.

§ 21 Instructions

The notary has in particular given instructions on the following issues:

-	All agreements must be correctly and completely recorded; all stipulations which are not recorded are potentially void and may put at risk the validity of the entire agreement.

-	All parties shall bear the costs of the notary without respect to the agreements between the parties.

-	The transfer of shares shall only be valid if all consents required by law and the Articles of Association have been validly granted. Such consents shall be obtained by the parties themselves.

-	The Company may treat only such person as shareholder who is listed in the shareholders’ list registered with the commercial register.

-
The law normally provides for a bona-fide-acquisition only, if the Seller is listed in the shareholders’ list registered with the commercial register, such list has not been objected to for at least three years and the purchaser is not in bad faith.

-	The division of a share requires consent of the shareholders’ meeting.

-	With respect to the new shareholdings an amendment of the Articles of Association may be appropriate.

-	In the event of the consolidation or transfer of at least 95% of the shares of the company in the hands of the purchaser or companies affiliated with him, real property acquisition tax may be levied.

The notary does not advise on tax matters.

-
If a company is dependent on another enterprise in accordance with Sections 16 and following German Stock Corporation Act (e.g. majority of shares or votes) this has to be revealed to the concerned company and their shareholders. Otherwise there might be claims to omission, compensation or withdrawal of shares against the controlling enterprise. If a stock corporation is involved there are further information obligations and sanctions in accordance with Sections 20, 21 German Stock Corporation Act. Any necessary steps will be arranged for by the parties themselves.

-
Today’s transfer of shares does not affect any intercompany agreements (management control agreements or profit transfer agreements). Any necessary steps will be arranged for by the parties themselves.

-	The notary pointed out that he has no knowledge of foreign law, in particular not foreign company law.

-
The formation of companies and acquisition of interests in companies through foreigners must be reported according to the External Trade Act and the External Trade Regulation. More information can be obtained from the German Federal Bank.

-
Furthermore the notary pointed out that the corporate body that grants power of attorney must also be released from the restrictions of Section 181 German Civil Code and appropriate restrictions of any other applicable law. The parties declare that these requirements are fulfilled.

-	The permissibility and limits of the representation of foreign companies are governed by the foreign law applicable to such companies of which the notary has no knowledge.

§ 22 Language

As per their explanations and the Notary’s opinion the persons present have sufficient command of the English language to have this document notarized in English.

As far as text is both German and English, only the German version shall be relevant. The English text is not a part of this deed and only a non-binding convenience translation.

§ 23 Act on own account

The persons appearing declared to act solely for the persons represented and that the persons represented act exclusively for their own account.

§ 24 Exhibits, Deed of Reference

The Exhibits that are referred to in this Agreement and that are not enclosed herewith have been notarized today in a Deed of Reference by the acting notary, Deed Roll No. H 2429/2013. All parties to the Share Purchase Agreement approve all declarations made in the deed of reference and confirm to have knowledge of the enclosed Exhibits. The original of this Deed of Reference has been present during the notarization of this Deed. All persons present waive reading out aloud the Deed of Reference and including it with this Deed.

Exhibit 7 (2) b) is not enclosed with the Deed of Reference, but with the present Deed and was read aloud by the Notary.

§ 25 Definition “New Horizon”

As far as this deed or its Exhibits refer to “New Horizon”, this refers to the respective corporation of the Otto Männer group.

Read out in German by the notary, approved and personally signed by the persons present:

/s/ Hans-Peter Männer

/s/ Martin Männer

/s/ Christian Männer

/s/ Claudia Toussaint

/s/ Dr. Henning Schwarz, Notary

[SEAL:
Dr. Henning Schwarz
NOTAR IN München]

Exhibit A
Shares in the Companies held by Seller

Otto Männer Holding AG
100 %
Otto Männer GmbH
100%
Otto Männer Innovation GmbH
100%
Otto Männer Immobilien GmbH
100%
Männer USA Inc.
100 %
Otto Männer Präzisiansformenbau AG
100%
Männer Japan Co. Ltd.
100%
Männer Hong Kong Ltd.
USA
Switzerland
Japan
China

Exhibit B
Certain Defined Terms and Abbreviations
“Accountant” has the meaning set forth in Section 4 (4).
“Additional Financial Information” has the meaning set forth in Section 5 (2) i) (iii).
“Agreement“ has the meaning set forth in no. 7 of the first page of the notarial deed.
“AktG” means German Stock Corporation Act.
“Anti-Corruption Laws” shall mean laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial), which apply to the business and dealings of any Group Company and/or any Company Associate, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, as amended, all national laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and the Corruption of Foreign Public Officials Act (Canada).
“Auditor” has the meaning set forth in Section 5 (2) i) (i).
“Base Amount” has the meaning set forth in Section 3 (1) a).
“Benefit Plans” has the meaning set forth in Section 6 (12) h).
“BetrVG” means German Shop Constitution Act.
“BGB” means German Civil Code.
“BGI Shares” has the meaning set forth in Section 3 (7) b).
“Business Day” means every day on which banks are generally open in Bristol (Connecticut, USA), Munich and Freiburg (Germany) for transaction of normal business, except for Saturday, Sunday, and public and bank holidays.
“Cash” has the meaning as defined in Exhibit 3 (1).
“Claims” has the meaning set forth in Section 3 (6) e) (ii).
“Closing Date BGI Shares Value” has the meaning set forth in Section 3 (7) b).
“Closing Date Cash” has the meaning set forth in Section 3 (1) b).
“Closing Date Financial Debt” has the meaning set forth in Section 3 (1) d).
“Closing Date Financial Schedules” has the meaning set forth in Section 4 (1).
“Closing Date Net Working Capital Shortfall or Excess” has the meaning set forth in Section 3 (1) e).
“Closing Date Net Working Capital Target Range” has the meaning set forth in Section 3 (1) e).
“Closing Date Net Working Capital” has the meaning set forth in Section 3 (1) e).
“Closing Date” has the meaning set forth in Section 5 (1).
“Closing” has the meaning set forth in Section 5 (1).
“Commercial Party” means (A) any public or private commercial entity, (B) any officer, director, employee, agent or representative of any public or private commercial entity, or (C) any relative or family or household member of any of the persons listed in clauses (A) or (B) of this definition.
“Companies” has the meaning set forth in the Preamble.
“Company Associate” means representative, director, officer or employee of the Seller or the Group Companies.

“Environmental Laws” as currently in effect shall mean all statutes, orders, charters, administrative acts and other legally binding regulations including European law provisions which are dealing with Environmental Matters and which have been or are in effect on or prior to the date hereof.
“Environmental Matters” shall mean any matter in relation to the use, handling, generation, manufacturing, distribution, collection, transportation, storage, disposal, clean-up or release of Hazardous Substances or otherwise relating to the protection of the environment or human health and/or safety.
“ERISA” has the meaning as set forth in Section 6 (12) h).
“Escrow Account” has the meaning set forth in Section 3 (6).
“Escrow Agreement” has the meaning set forth in Section 3 (6) b).
“Escrow Amount” has the meaning set forth in Section 3 (7) a).
“Exhibit” means an attached exhibit to the Agreement referencing the appropriate section of this Agreement.
“Final Purchase Price” has the meaning set forth in Section 3 (1).
“Financial Debt” has the meaning as defined in Exhibit 3 (1).
“Financial Statements 2010-2012” has the meaning set forth in Section 6 (2) a).
“Foreign-Shares” has the meaning set forth in Section 2.
“German GAAP” has the meaning set forth in Section 4 (2).
“Government Official” means (A) any official, officer, employee or representative of, or any person or entity acting in an official capacity for or on behalf of, any Governmental Body, (B) any political party or party official or candidate for political office, (C) and company, business, enterprise or other entity owned, in whole or in part, or controlled by any person or entity described in the foregoing clause (A) or (B) of this definition, or (D) any relative or family or household member of any of the persons listed in clauses (A) or (B) of this definition.
“Governmental Body” means (1) the government of any country or of any political subdivision of any country, (2) any instrumentality of any such government, (3) any other person or organization authorized by law to perform any executive, legislative, judicial, regulatory, administrative, military, or police functions of any such government, and (4) any intergovernmental organization.
“Group Companies’ Transaction Costs” has the meaning as defined in Exhibit 3 (1).
“Group Companies” has the meaning set forth in the Preamble.
“G-Shares” has the meaning set forth in Section 2.
“Guarantor” has the meaning set forth in no. 3 of the first page of the notarial deed.
“GWB” means German Act Against Restraints Of Competition.
“GWP-System” has the meaning set forth in Exhibit 12.
“Hazardous Substances” shall mean any pollutants, contaminations, chemicals, waste, dangerous substances and preparations as defined in Article 2, Para. (2), Counsel Directive 67/548/EEC of June 27, 1967 and comparable rules or regulations of other countries on the approximation of laws, regulations and administrative provisions relating to the classification, packaging and labeling of dangerous substances, as currently in force, and any other substances, materials or preparations which are (or have the potential to be) harmful to human health, other life or the environment or which are regulated under any Environmental Law.
“HGB” means German Commercial Code.
“Historical US GAAP Reconciliation” has the meaning set forth in Section 5 (2) i).

“M Hongkong Ltd.” has the meaning set forth in the Preamble.
“M Japan Co. Ltd.” has the meaning set forth in the Preamble.
“Incurred Costs” has the meaning set forth in Exhibit 12.
“InsO” means German Insolvency Code.
“IRS” has the meaning as set forth in Section 6 (12) h).
“Material Adverse Change” has the meaning set forth in Section 5 (3).
“Material Agreement” has the meaning set forth in Section 6 (13).
“Net Working Capital” has the meaning as defined in Exhibit 3 (1).
“M USA Inc.” has the meaning set forth in the Preamble.
“OM GmbH” has the meaning set forth in the Preamble.
“OM I GmbH” has the meaning set forth in the Preamble.
“OM Immo GmbH” has the meaning set forth in the Preamble.
“OM P AG” has the meaning set forth in the Preamble.
“Non-Distributable Amount For The Years 4 and 5” has the meaning set forth in Section 15 a).
“Non-Distributable Amount” has the meaning set forth in Section 15 a).
“Parties” has the meaning set forth in the Preamble.
“Party” has the meaning set forth in the Preamble.
“Permits” has the meaning set forth in Section 6 (9) a).
“Permitted Exempt Transfer” has the meaning set forth in Section 3 (7) b) i).
“Plant-III-Issue” has the meaning set forth in Exhibit 12.
“Plant-II-Issue” has the meaning set forth in Exhibit 12.
“Pre-Closing Date Taxes” has the meaning set forth in Section 11 (1).
“Preliminary Purchase Price” has the meaning set forth in Section 3 (5).
“Properties” has the meaning set forth in Section 6 (4) a).
“Proprietary Information” has the meaning set forth in Section 16 (2).
“Purchaser 1” has the meaning set forth in no. 2 of the first page of the notarial deed.
“Purchaser 2” has the meaning set forth in no. 3 of the first page of the notarial deed.
“Purchaser 3” has the meaning set forth in no. 4 of the first page of the notarial deed.
“Purchasers” or “Purchaser 1, 2 and 3” has the meaning set forth in the Preamble.
“Quarterly Reports Q 2 2013” has the meaning set forth in Section 6 (2) c).
“Released Parties” has the meaning set forth in Section 19 (7).
“Releasors” has the meaning set forth in Section 19 (7).
“Required Exchange Act Reports” has the meaning set forth in Section 3 (7) b) iii).
“SEC” has the meaning set forth in Section 3 (7) b) (i).
“Section 280 G” has the meaning set forth in Section 5 (2) o).
“Securities Act” has the meaning set forth in Section 3 (7) b) i).
“Seller’s Best Knowledge” has the meaning set forth in Section 6.

“Seller” means Otto Männer Holding AG.
“Shareholders” has the meaning set forth in no. 7 of the first page of the notarial deed.
“Shares” has the meaning set forth in the Preamble.
“State Aid” has the meaning set forth in Section 6 (11).
“Straddle Period” has the meaning set forth in Section 11 (6).
“Taxes” has the meaning set forth in Section 6 (15).
“Unaudited Interim Period Financial Statements” has the meaning set forth in Section 6 (2) a).
“US GAAP” has the meaning set forth in Section 5 (2) i).
“US GAAS” has the meaning set forth in Section 5 (2) i).
“US-Shares” has the meaning set forth in Section 2.
“Warranties” has the meaning set forth in Section 6.